AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 21, 2002
                                                          REGISTRATION NO.  333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ___________________________

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ___________________________

                           NEIGHBORS BANCSHARES, INC.
                 (Name of Small Business Issuer in its Charter)

          GEORGIA                         6021                   80-0043849
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

           11285 ELKINS ROAD, BUILDING E, ROSWELL, GEORGIA 30076-5836
                                 (770) 343-6255
          (Address and telephone number of principal executive offices)

               2320 OLD MILTON PARKWAY, ALPHARETTA, GEORGIA 30004
(Address of principal place of business or intended principal place of business)

                                  PHIL BALDWIN
           11285 ELKINS ROAD, BUILDING E, ROSWELL, GEORGIA 30076-5836
                                  (770) 343-6255
            (Name, address and telephone number of agent for service)
                           ___________________________

                                   COPIES TO:
                            KATHRYN L. KNUDSON, ESQ.
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                     191 PEACHTREE STREET, N.E., 16TH FLOOR
                             ATLANTA, GEORGIA  30303
                                 (404) 572-6600

     Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                           ___________________________

                                              CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                          PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                   AMOUNT TO BE    OFFERING PRICE PER        PROPOSED MAXIMUM           AMOUNT OF
SECURITIES TO BE REGISTERED               REGISTERED            UNIT           AGGREGATE OFFERING PRICE   REGISTRATION FEE
---------------------------------------  -------------  --------------------  --------------------------  -----------------
Common Stock, $0.50 par value            1,200,000      $           10.00     $            12,000,000     $           1,104
---------------------------------------  -------------  --------------------  --------------------------  -----------------
Warrants to purchase common stock          360,000 (1)  $           10.00     $             3,600,000     $               0
---------------------------------------  -------------  --------------------  --------------------------  -----------------
Common stock, $0.50 par value, issuable
upon the exercise of the warrants          360,000      $           10.00(2)  $             3,600,000(3)  $             332
===========================================================================================================================

(1)     Warrants to purchase an aggregate of up to 360,000 shares of common stock at an exercise price of $10.00 per share will be issued to the organizers of the Registrant in connection with this offering.
(2)     Represents the exercise price per share for each warrant.
(3)     Calculated in accordance with Rule 457(i) under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. NEIGHBORS BANCSHARES, INC.

         Preliminary Prospectus dated August 21, 2002; Subject to Completion

                       A Proposed Bank Holding Company for

                                 NEIGHBORS BANK
                                (In Organization)

                   MAXIMUM OF 1,200,000 SHARES OF COMMON STOCK
                    MINIMUM OF 950,000 SHARES OF COMMON STOCK

                                $10.00 PER SHARE
                         (Minimum Purchase: 500 shares)
                         ------------------------------

     Neighbors Bancshares, Inc. is offering a minimum of 950,000 and a maximum of 1,200,000 shares of its common stock to raise the money required to organize Neighbors Bank, a new state-chartered bank being organized under Georgia law. Neighbors Bancshares will be the holding company and sole shareholder of Neighbors Bank after it is organized. Neighbors Bank will be headquartered in Alpharetta, Georgia, and we expect to open Neighbors Bank in the fourth quarter of 2002. Prior to this offering, Neighbors Bancshares has not conducted active business operations and there has been no public market for the shares.

     Neighbors Bancshares' organizers will offer and sell the common stock on a best-efforts basis and will receive no commissions or other compensation in connection with these activities. The organizers intend to subscribe for an aggregate of approximately 194,500 shares of the common stock sold in this offering. In addition, Neighbors Bancshares will grant each organizer a warrant to purchase one share of common stock for every share he or she purchases in the offering, up to a maximum for all organizers of 360,000 shares subject to warrants. See "Warrants" on page __.

     OUR COMMON STOCK IS NOT A DEPOSIT OR A BANK ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE ALL OF YOUR INVESTMENT. WE HAVE DESCRIBED WHAT WE BELIEVE ARE THE MATERIAL RISKS OF THIS INVESTMENT UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This table summarizes the minimum and maximum proceeds that we expect to receive from the offering.

                                             Per      Total        Total
                                            Share    Minimum      Maximum
                                            ------  ----------  -----------
     Price to public                        $10.00  $9,500,000  $12,000,000
     Fees and commissions                      ---         ---          ---
     Net proceeds to Neighbors Bancshares,
     before expenses                        $10.00  $9,500,000  $12,000,000

     The organizers will promptly deposit subscription proceeds in an escrow account with our escrow agent, The Bankers Bank. The escrow agent will hold the subscription proceeds until the organizers receive subscriptions for at least 950,000 shares and approval from the Department of Banking and Finance to release funds from escrow.

     The organizers plan to end the offering on _________ __, 2002 [INITIAL PERIOD OF 120 DAYS]. However, the organizers may, at their discretion, end the offering sooner or extend until December 31, 2003. If the organizers are unable to sell 950,000 shares of common stock or fail to receive approval from the Department of Banking and Finance to release funds from escrow, the escrow agent will return all subscription proceeds to investors, with any interest earned, and the organizers will pay all of Neighbors Bancshares' expenses.

                          ______________________, 2002

                                     SUMMARY

     This summary does not contain all the information you should consider before investing in the common stock. We encourage you to read carefully the entire prospectus before investing. See page ___ for instructions on how to subscribe for shares.

NEIGHBORS BANCSHARES AND NEIGHBORS BANK

     Neighbors Bancshares is a Georgia corporation that was incorporated on May 31, 2001 to organize and serve as the holding company for Neighbors Bank, a state-chartered bank being organized under Georgia law. Neighbors Bank will be a full service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. We believe that local ownership and control will allow Neighbors Bank to serve customers more efficiently and will aid in our growth and success. Neighbors Bank will conduct a general commercial banking business, emphasizing personalized banking services to small- to medium-sized businesses, independent single-family residential consumers and contractors.

     On May 9, 2002, we filed an application with the Department of Banking and Finance to organize a new state-chartered bank in Alpharetta, Georgia and with the FDIC for federal deposit insurance. Neighbors Bancshares also intends to file an application with the Federal Reserve Bank of Atlanta to become a bank holding company and to acquire all of the capital stock of Neighbors Bank. In order to receive final approval of our applications and a permit to begin business, we will be required to: (1) capitalize Neighbors Bank with the minimum amount required by the Department of Banking and Finance, which we expect will be approximately $9 million, (2) receive FDIC approval of our application for deposit insurance and (3) implement appropriate banking policies and procedures. After receiving final regulatory approvals, we anticipate beginning operations in a temporary facility located on our main bank site in the fourth quarter of 2002. We expect to move into our permanent facility in the fourth quarter of 2003.

WHY WE ARE ORGANIZING A NEW BANK IN NORTH FULTON COUNTY

     We believe that North Fulton County represents a diverse market with a growing population and economy. We also believe that the community will enthusiastically welcome and support a new locally owned and operated commercial bank. As a community bank, Neighbors Bank will be designed to serve the needs of the residents and small- to medium-sized businesses within this growing economy.

     North Fulton County has enjoyed significant and sustained population growth for more than a decade. Between 1990 and 2001, the population of North Fulton County grew by 74.8%, and it is projected to grow over the next five years at an annual rate that is more than 50% above the projected rate of growth for the Atlanta metropolitan service area. This population growth has attracted many businesses to the area and has led to growth in the local service economy, and the organizers expect this trend to continue.

     Deposit growth at financial institutions in the market has also been very good over the past four years. According to FDIC statistics, between June of 1997 and June of 2001 deposits grew at an average annual rate of 9.98% from $1.4 billion in June of 1997 to $2 billion in June of 2001. The organizers expect this trend to continue as the population and income figures in the service area grow.

     We believe that it is important for North Fulton County to have a locally owned and locally managed community bank that is sensitive and responsive to the needs of the community. Further, we believe that there is an opportunity for Neighbors Bank to acquire significant market share by offering an alternative to the less personal service that we believe is offered by many larger banks.

     We recognize that most of our competitors have substantially greater resources and lending limits than Neighbors Bank will have and provide other services, such as extensive and established branch networks and trust services, that Neighbors Bank does not expect to provide initially. As a result of these competitive factors, Neighbors Bank may have to pay higher interest rates to attract depositors or extend credit with lower interest rates to attract borrowers.

OFFICERS AND DIRECTORS

     Our management team is led by Phil Baldwin, the president and chief executive officer of Neighbors Bancshares and the proposed president and chief executive officer of Neighbors Bank. Mr. Baldwin has over 24 years of community banking experience in Georgia, with 8 years of experience as president and CEO of a North Atlanta area bank.

     Richard E. Eason, Sr. is part of our organizing team and is the proposed senior vice president and chief financial officer of Neighbors Bank. Mr. Eason has over 30 years of experience in banking in Georgia and 25 years of experience in community banking in Georgia and 19 years in North Fulton County.

     Our board of directors consists of the following eight individuals, who are also the organizers and proposed directors of Neighbors Bank:

          -  Phil Baldwin               -  Barbara H. Lebow
          -  Richard E. Eason, Sr.      -  Eduardo Montana, Sr.
          -  Charles E. Hoff            -  Benjamin H. Schnell
          -  Michael S. Holmes          -  James R. Williams

     Our directors are local business and community leaders. We believe that they are all well known and respected in the community and that they will be able to develop a loyal customer base. The directors will use their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community.

     Our directors intend to purchase an aggregate of approximately 194,500 shares of the common stock offered by this prospectus. These shares represent approximately 20.5% of the minimum and 16.2% of the maximum number of shares to be sold in this offering. In addition, Neighbors Bancshares will grant each director a warrant to purchase one share of common stock for each share he or she purchases in the offering. Given the intent of our directors to purchase an aggregate of approximately 194,500 shares in this offering, we currently expect to issue our directors warrants to purchase an aggregate of 194,500 shares of common stock. The organizers may acquire additional shares of common stock, particularly if necessary to sell the minimum number of shares in this offering. In no event, however, will Neighbors Bancshares issue warrants to purchase more than 360,000 shares of common stock.

PRODUCTS AND SERVICES

     Neighbors Bank will focus on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank. Neighbors Bank will emphasize personalized banking services to small- to medium-size businesses, independent single-family residential consumers and contractors. Lending services will include consumer loans and commercial loans to small- to medium-sized businesses and professional concerns. Neighbors Bank will offer a broad array of deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. We will also provide additional services like ATM cards, debit cards, travelers' checks, direct deposit and automatic transfers. We intend to offer our services through a variety of delivery systems including automated teller machines, Internet services for selected businesses, courier services, private banking and perhaps, in the future, Internet banking.

PHILOSOPHY AND STRATEGY

     Neighbors Bank will operate as a full-service community bank, offering sophisticated financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish Neighbors Bank from its competitors.

     To carry out our philosophy, our business strategy will involve the following:

     - Capitalizing on the directors' and officers' diverse community involvement, professional expertise and personal and business contacts within our primary service area.

     - Hiring and retaining highly experienced and qualified banking personnel, preferably with established client relationships.

     - Providing individualized attention with consistent, local decision-making authority.

     - Utilizing technology and strategic outsourcing to provide a broad array of convenient products and services.

     - Attracting our initial customer base by offering competitive interest rates on our deposit accounts.

     - Positioning our main office in a highly visible location near major traffic arteries next to the main Alpharetta, Georgia post office.

     -    Implementing an aggressive marketing program.

THE OFFERING

Security . . . . . . . .  Common stock, $0.50 par value, of Neighbors
                          Bancshares

Offering Price . . . . .  $ 10.00 per share

Number of Shares Offered  Minimum      950,000
                          Maximum    1,200,000

                          The number of shares offered does not include shares issuable upon the exercise of warrants that we will issue to our organizers, or stock options that may be issued under our incentive stock plan.

Use of Proceeds. . . . .  Subject to regulatory approval, Neighbors
                          Bancshares will use the proceeds of this offering to pay organizational and pre-opening expenses and purchase all of the capital stock of Neighbors Bank. Neighbors Bank, in turn, will use the proceeds to construct its main office; to provide working capital to be used for business purposes, including paying officers' and employees' salaries; and for making loans to customers and other investments. See
                          "USE OF PROCEEDS."

Plan of Distribution . .  Our directors will use their best efforts to offer and sell the common stock to potential investors and will not receive compensation for their services.

WE WILL HOLD THE SUBSCRIPTION FUNDS IN ESCROW

     Since we cannot open Neighbors Bank without final regulatory approval, we will place all of the proceeds received from the offering with an independent escrow agent, The Bankers Bank. As escrow agent, The Bankers Bank will hold these funds until we raise a minimum of $9,500,000 and receive approval to release funds from escrow from the Department of Banking and Finance. The organizers currently intend to close the offering on __________ ___, 2002 [INITIAL PERIOD OF 120 DAYS]. However, the organizers may, at their discretion, extend the offering until December 31, 2003. The organizers also reserve the right to end the offering at any time after 950,000 shares have been subscribed for, if they determine that the total amount of subscriptions will provide adequate capitalization for Neighbors Bancshares and Neighbors Bank after payment of expenses. If we fail to raise the minimum escrow amount or if Neighbors Bank fails to satisfy all of the conditions upon which its preliminary approval is contingent, our escrow agent will promptly refund your subscription in full with any interest earned.

HOW TO SUBSCRIBE

     Each prospective investor who (together with the investor's affiliates) desires to purchase 500 or more shares should do the following:

     1. Complete, date and sign the subscription agreement that accompanies this prospectus.

     2. Make a check payable to "The Bankers Bank-Escrow Account for Neighbors Bancshares, Inc." in an amount equal to the subscription price of $10.00 times the number of shares subscribed for.

     3.   Return the completed subscription agreement and check as follows:

          BY HAND DELIVERY or FIRST-CLASS MAIL:
          ------------------------------------

               Neighbors Bancshares, Inc.
               Attn:  Phil Baldwin
               11285 Elkins Road, Building E
               Roswell, Georgia  30076-5836

     UPON THE RECEIPT BY NEIGHBORS BANCSHARES, THE SUBSCRIPTION AGREEMENT WILL BECOME BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 950,000 shares of common stock or fail to receive approval from the Department of Banking and Finance to open Neighbors Bank, our escrow agent will promptly return all subscription proceeds to investors, with any interest earned.

     If you have any questions about the offering or how to subscribe, please call Phil Baldwin at Neighbors Bancshares, Inc. at (770) 343-6255. You should retain a copy of the completed subscription agreement for your records. See "The Offering" on page __ for more information.

LOCATION OF OFFICES

     The address and phone number of our current executive office are as follows:

                         11285 Elkins Road, Building E
                          Roswell, Georgia 30076-5836
                                 (770) 343-6255

     The address and phone number of our temporary and permanent executive offices will be:

                            2320 Old Milton Parkway
                           Alpharetta, Georgia 30004
                                 (770) 343-6255

     The organizers have selected 2320 Old Milton Parkway in Alpharetta, Georgia as the site for Neighbors Bank's main office facility. The proposed site is well suited for Neighbors Bank to serve its market. Initially, the organizers plan to purchase or lease a temporary modular facility and open Neighbors Bank in the temporary facility on the site while a permanent main office building is constructed. Opening in a temporary facility will allow Neighbors Bank to begin serving its customers, establishing its market presence and generating income sooner. We expect construction of our permanent facility to be complete approximately twelve months after we begin our banking operations. The permanent facility will be a two-story, stone and stucco building with 12,000 square feet and will include three drive-up windows and an automated teller machine.

                                  RISK FACTORS

     The following paragraphs describe what we believe are the material risks of an investment in the common stock. We may face other risks as well, which we have not anticipated. An investment in the common stock involves a significant degree of risk, and you should not invest in the common stock unless you can afford to lose your entire investment. Before deciding to invest in the common stock, please carefully read the entire prospectus, including the cautionary statement following the Risk Factors regarding the use of forward-looking statements.

WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE FINANCIAL PERFORMANCE.

     We do not have any operating history on which to base any estimate of our future earning prospects. Neighbors Bancshares was only recently formed, and Neighbors Bank will not receive final approval from the Department of Banking and Finance to begin operations until after this offering is completed. Consequently, you will have no historical operating or financial information to help you decide whether to invest in Neighbors Bancshares.

ANY DELAY IN BEGINNING NEIGHBORS BANK'S OPERATIONS WILL RESULT IN ADDITIONAL LOSSES.

     Any delay in opening Neighbors Bank for business will increase pre-opening expenses and postpone its realization of potential revenues. This will cause the accumulated deficit from pre-opening expenses to increase, because we must continue to pay salaries and other operating expenses. We expect to receive final regulatory approval and open for business in the fourth quarter of 2002.

If we do not become profitable, you may lose part or all of your investment.

     Our profitability will depend on Neighbors Bank's profitability, and we can give no assurance of when or if Neighbors Bank will operate profitably. New banks incur substantial start-up expenses and are rarely profitable in their first year of operation. In some cases, new banks are not profitable for several years. If Neighbors Bank is ultimately unsuccessful, you may lose part or all of your investment in the common stock. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" on page __.

FAILURE TO IMPLEMENT OUR BUSINESS STRATEGIES MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

     The organizers have developed a business plan that details the strategies we intend to implement in our efforts to achieve profitable operations. If we cannot implement our business strategies, we will be hampered in our ability to develop business and serve our customers, which could in turn have an adverse effect on our financial performance. Even if our business strategies are successfully implemented, they may not have the favorable impact on operations that we anticipate. See "Proposed Business of Neighbors Bancshares and Neighbors Bank-Business Strategy" on page __.

DEPARTURES OF OUR KEY PERSONNEL OR DIRECTORS MAY IMPAIR OUR OPERATIONS.

     If any of our executive officers or other key personnel leave Neighbors Bank, our operations may be adversely affected. In particular, we believe that retaining Phil Baldwin is important to our success. Mr. Baldwin has been instrumental in our organization and will be the key management official in charge of our daily business operations. If he leaves his position as president and chief executive officer of Neighbors Bank for any reason, our financial condition and results of operations may suffer. We have entered into a three-year employment agreement with Mr. Baldwin but cannot assure his continued service. Additionally, our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our board of directors changes materially, our banking business may suffer. See "Management" on page ___.

WE MAY HAVE TO PAY HIGHER INTEREST RATES TO ATTRACT DEPOSITORS OR CHARGE LOWER INTEREST RATES TO ATTRACT BORROWERS BECAUSE OF THE STRONG COMPETITION FROM OTHER FINANCIAL INSTITUTIONS IN OUR PRIMARY SERVICE AREA.

     The banking business is highly competitive, and our profitability will depend on our ability to attract depositors and borrowers. Neighbors Bank will compete with numerous other lenders and deposit-takers in our area, including other commercial banks, savings and loan associations and credit unions. If this competition forces us to offer aggressive loan and deposit rates, our net interest margin will be diminished. This may decrease our net interest income and adversely affect our financial performance and results of operations. Many of our competitors are larger than we will be initially and have greater financial and personnel resources. Many of our competitors have established customer bases and offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Also, some of these institutions are not subject to the same degree of regulation as we will be. See "Proposed Business of Neighbors Bancshares and Neighbors Bank-Competition" on page __ and "Supervision and Regulation" on page ___.

LOWER LENDING LIMITS THAN MANY OF OUR COMPETITORS MAY LIMIT OUR ABILITY TO ATTRACT BORROWERS.

     During its initial years of operations, Neighbors Bank's legally mandated lending limits will be lower than those of many of our competitors because we will have less capital than many of our competitors. Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits, which may restrict our ability to establish relationships with larger businesses in our area. We plan to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed. See "Proposed Business of Neighbors Bancshares and Neighbors Bank-Lending Services-Lending Limits" on page ___.

GOVERNMENT REGULATION MAY HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY AND
GROWTH.

     We are subject to extensive government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by state and federal banking laws and regulations that limit the manner in which we make loans, purchase securities and pay dividends. These regulations are intended primarily to protect depositors, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Future legislation or government policy may also adversely affect the banking industry or our operations. In particular, various provisions of the Gramm-Leach-Bliley Act, which took effect on March 11, 2000, eliminate many of the federal and state law barriers to affiliations among banks and securities firms, insurance companies and other financial services providers. We believe the elimination of these barriers may significantly increase competition in our industry. See "Supervision and Regulation" on page ___.

YOU MAY BE DEPRIVED OF AN OPPORTUNITY TO SELL YOUR SHARES AT A PREMIUM OVER MARKET PRICES BECAUSE GEORGIA LAW AND OUR ARTICLES OF INCORPORATION, AS AMENDED AND RESTATED, LIMIT THE ABILITY OF OTHERS TO ACQUIRE US.

     In many cases, shareholders receive a premium for their shares when one company purchases another. Under Georgia law, however, no bank holding company may acquire control of Neighbors Bancshares until Neighbors Bank has been in business for three years. In addition, our articles of incorporation authorize Neighbors Bancshares to issue preferred stock, the existence of which could impede a takeover of Neighbors Bancshares without the approval of our board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Neighbors Bancshares through a proxy contest, tender offer, merger or otherwise.

CHANGES IN INTEREST RATES MAY DECREASE OUR NET INTEREST INCOME.

     Our profitability depends substantially on Neighbors Bank's net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. A large change in interest rates may significantly decrease our net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While we intend to take measures to minimize the effect that changes in interest rates will have on our net interest income and profitability, these measures may not be effective. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations-Interest Rate Sensitivity and Liquidity" on page __.

AN ECONOMIC DOWNTURN, ESPECIALLY ONE AFFECTING OUR PRIMARY SERVICE AREA, MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE.

     As a holding company for a community bank, our success will depend on the general economic condition of the region in which we operate, which we cannot
forecast with certainty.   Unlike many of our larger competitors, the majority
of Neighbors Bank's borrowers and depositors will be individuals and small- to medium-sized businesses located or doing business in North Fulton County. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of our larger, more geographically diverse competitors. Factors that adversely affect the economy in North Fulton County could reduce our deposit base and the demand for our products and services, which may decrease our earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Neighbors Bank. See "Proposed Business of Neighbors Bancshares and Neighbors Bank" on page __.

OUR ABILITY TO PAY DIVIDENDS TO OUR SHAREHOLDERS IS LIMITED.

     Neighbors Bancshares will initially have no source of income other than dividends that it receives from Neighbors Bank. Hence, our ability to pay dividends to our shareholders will depend on Neighbors Bank's ability to pay dividends to Neighbors Bancshares. Additionally, banks and bank holding companies are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our plans to build capital, it will be our policy to reinvest earnings for an undetermined period of time. As a result, we do not plan to pay dividends until we recover any losses that we may have incurred and become profitable. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the boards of directors of Neighbors Bancshares and Neighbors Bank consider relevant. See "Dividends" on page __.

THE ARBITRARILY DETERMINED PRICE FOR THIS OFFERING MAY BE HIGHER OR LOWER THAN THE MARKET PRICE OF OUR COMMON STOCK AFTER THE OFFERING.

     We do not have any operating history on which to base our future earning prospects. Neighbors Bancshares was recently formed, and Neighbors Bank will not receive final approval from the Department of Banking and Finance to begin operation until after this offering is completed. Consequently, you will not have access to historical information that would be helpful in deciding whether to invest in Neighbors Bancshares.

EXERCISE OF WARRANTS COULD CAUSE DILUTION OF YOUR OWNERSHIP IN NEIGHBORS BANCSHARES.

     Our organizers and directors may exercise their warrants to purchase common stock which would result in the dilution of your proportionate ownership interest in Neighbors Bancshares. Each organizer of Neighbors Bancshares will receive a warrant to purchase one share of common stock for every share he or she purchases in this offering, up to an aggregate maximum of 360,000 shares for all of our organizers. Our organizers currently intend to purchase an aggregate of approximately 194,500 shares of common stock in this offering. Accordingly, we estimate that shareholders who are not directors, organizers or executive officers of Neighbors Bancshares will own approximately 79.5% of our outstanding common stock if the minimum number of shares is sold and 83.8% of our outstanding common stock if the maximum number of shares is sold in this offering. If our organizers and directors were to exercise all of their warrants, the percentage of our outstanding shares held by all other shareholders, upon the close of this offering, would decrease to approximately 59.0% if the minimum number of shares is sold and 67.6% if the maximum number of shares is sold in this offering. See "Executive Compensation" beginning on page___.

     In addition, holders of the warrants will be able to profit from any rise in the market value of our common stock or any increase in our net worth. Exercise of the warrants could also adversely affect the terms on which we are able to obtain additional capital. For example, the warrant holders could exercise their warrants when we could have obtained capital by offering additional securities on terms more favorable to Neighbors Bancshares than those provided by the warrants.

WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON TERMS FAVORABLE TO US.

     In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering. In addition, the holders of warrants could exercise them when we could otherwise obtain capital by offering additional securities on terms more favorable to us than those provided by the warrants.

OUR BOARD OF DIRECTORS IS AUTHORIZED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND SHARES OF PREFERRED STOCK WHICH, IF ISSUED, MAY DILUTE YOUR OWNERSHIP INTEREST, REDUCE THE MARKET PRICE OF OUR COMMON STOCK AND ADVERSELY AFFECT YOUR VOTING RIGHTS.

     Our board of directors is authorized by our articles of incorporation to issue additional shares of common stock and shares of preferred stock without the consent of our shareholders. If we issue additional shares of common stock after the close of the offering, your percentage interest in Neighbors
Bancshares would be diluted.   Additionally, preferred stock, when issued, may
rank senior to common stock with respect to voting rights, payment of dividends and amounts received by shareholders upon liquidation, dissolution or winding up. The existence of rights that are senior to common stock may reduce the price of our shares of common stock. Other than the issuance of common stock subject to warrants and options granted to our organizers and executive officers, we do not have any current plans to issue any shares of common stock or preferred stock after the close of the offering.


                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements concerning Neighbors Bancshares and Neighbors Bank and their operations, performance, financial condition and likelihood of success. Forward-looking statements are based on many assumptions and estimates, and include statements about the competitiveness of the banking industry, potential regulatory obligations, our business strategies and other statements that are not historical facts. When used in this prospectus, the words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan" and "estimate," and similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expressed in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed under the heading "Risk Factors" beginning on page ___ of this prospectus. We urge you to carefully consider these factors prior to making an investment in our common stock.

                                  THE OFFERING

TERMS OF THE OFFERING

     GENERAL. Neighbors Bancshares is offering a minimum of 950,000 shares and a maximum of 1,200,000 shares of its common stock for a price of $10.00 per share, for an aggregate minimum price of $9,500,000 and an aggregate maximum price of $12,000,000. The minimum purchase for any investor (together with the investor's affiliates) is 500 shares of common stock ($5,000) unless Neighbors Bancshares, in its sole discretion, accepts a subscription for a lesser number of shares.

     ORGANIZERS' SUBSCRIPTIONS. The organizers of Neighbors Bancshares intend to purchase an aggregate of approximately 194,500 shares of common stock in the offering at a price of $10.00 per share. This represents approximately 20.5% of the minimum and 16.2% of the maximum number of shares to be sold. However, the organizers may acquire additional shares of the common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level at which the proceeds may be released from escrow.

     OFFERING PERIOD. The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m. eastern standard time on ___________ ___, 200__, [INITIAL PERIOD OF 120 DAYS] whichever occurs first. However, at their discretion the organizers may extend the offering until December 31, 2003. The organizers also reserve the right to end the offering at any time after 950,000 shares have been subscribed for, if they determine that the total amount of subscriptions will provide adequate capitalization for Neighbors Bancshares and Neighbors Bank after payment of expenses. We will promptly notify subscribers of any extensions. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the "expiration date."

     SUBSCRIPTION AGREEMENT. As indicated below under "How to Subscribe," each prospective investor should complete and return a subscription agreement along with a check in the amount of $10.00 times the number of shares for which they wish to subscribe. UPON RECEIPT BY NEIGHBORS BANCSHARES, THE SUBSCRIPTION AGREEMENT WILL BECOME BINDING AND IRREVOCABLE.

     COMPANY DISCRETION. We reserve the right to accept or reject any subscription, in whole or in part, on or before the expiration date at our sole discretion. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of North Fulton County, our principal market area. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 1,200,000 shares. We will notify all subscribers within ten business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds, with interest.

     ESCROW. We will promptly deposit all offering proceeds in an escrow account with our escrow agent, The Bankers Bank. The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. The escrow agent will not investigate the desirability or advisability of an investment in Neighbors Bancshares and has not approved, endorsed or passed upon the merits of the common stock.

     RELEASE FROM ESCROW. Subscription proceeds will be released from escrow to Neighbors Bancshares upon the occurrence of both of the following events:

     - Neighbors Bancshares has received subscriptions and subscription proceeds for an aggregate of at least 950,000 shares of common stock;

     - Neighbors Bancshares has satisfied or made adequate provisions for satisfying all of the conditions that the Department of Banking and Finance and the FDIC may impose prior to the opening of Neighbors Bank.

     If Neighbors Bancshares has not received subscriptions and subscription proceeds for an aggregate of at least 950,000 shares of common stock by the expiration date, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds, with interest, will be returned to the subscribers within five business days after the expiration date.

     PLAN OF DISTRIBUTION. Our directors will make offers and sales of the common stock on behalf of Neighbors Bancshares. They will receive no commissions or other remuneration in connection with these activities, but they will be reimbursed for their reasonable expenses. Neighbors Bancshares may also use the services of brokers and/or dealers to help sell the common stock. Neighbors Bancshares has no present arrangements or agreements with any brokers or dealers with respect to this offering. Neighbors Bancshares has engaged a consultant to provide assistance to our directors in raising capital and marketing Neighbors Bancshares' common stock in this offering.

HOW TO SUBSCRIBE

     Each prospective investor who (together with the investor's affiliates) desires to purchase 500 or more shares should do the following:

     1. Complete, date and sign the subscription agreement that accompanies this prospectus.

     2. Make a check payable to "The Bankers Bank- Escrow Account for Neighbors Bancshares, Inc." in an amount equal to the subscription price of $10.00 times the number of shares subscribed for.

     3.   Return the completed subscription agreement and check as follows:

          BY HAND DELIVERY or FIRST CLASS MAIL:
          ------------------------------------

               Neighbors Bancshares, Inc.
               Attn:  Phil Baldwin
               11285 Elkins Road, Building E
               Roswell, Georgia  30076-5836

     UPON THE RECEIPT BY NEIGHBORS BANCSHARES, THE SUBSCRIPTION AGREEMENT WILL BECOME BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 950,000 shares of common stock or fail to receive approval from the Department of Banking and Finance to release funds from escrow, our escrow agent will promptly return all subscription proceeds to investors, with any interest earned.

     If you have any questions about the offering or how to subscribe, please call Phil Baldwin at Neighbors Bancshares, Inc. at (770) 343-6255. You should retain a copy of the completed subscription agreement for your records.


                                USE OF PROCEEDS

     We anticipate that the total proceeds of our offering will be a minimum of $9,500,000 and a maximum of $12,000,000. The following tables summarize the anticipated use of the proceeds by Neighbors Bancshares and Neighbors Bank, respectively, based on the sale of the minimum and maximum number of shares being offered by this prospectus. These figures are estimates based on information currently available. Accordingly, actual results may vary.

USE OF PROCEEDS BY NEIGHBORS BANCSHARES

                                               Maximum Offering           Minimum Offering
                                          -------------------------  ---------------------------

                                          (950,000 shares)     %     (1,200,000 shares)     %
                                          -----------------  ------  -------------------  ------

Gross proceeds from offering              $       9,500,000   100.0  $        12,000,000   100.0

Offering expenses                                   250,000     2.6              250,000     2.1

Organizational and pre-opening expenses              68,750      .7               68,750      .6

Investment in capital stock of Neighbors
Bank                                              9,000,000    94.7           10,000,000    83.3

                                          -----------------          -------------------
Remaining proceeds                        $         181,250     1.9  $         1,681,250    14.0
                                          =================          ===================

     As shown, we will use approximately $9,000,000 to capitalize Neighbors Bank if we sell 950,000 shares and up to $10,000,000 to capitalize Neighbors Bank if we sell 1,200,000 shares. We will initially invest the remaining net proceeds in United States government securities or deposit them with Neighbors Bank. In the long-term, we will use the remaining proceeds for operational expenses and other general corporate purposes.

USE OF PROCEEDS BY NEIGHBORS BANK

     The following table shows the anticipated use of the proceeds allocated to Neighbors Bank. These proceeds will be in the form of an investment in Neighbors Bank's common stock by Neighbors Bancshares.

                                                Maximum Offering          Minimum Offering
                                          -------------------------  ---------------------------
                                          (950,000 Shares)     %     (1,200,000 Shares)     %
                                          -----------------  ------  -------------------  ------
Investment by Neighbors Bancshares in
Neighbors Bank's Common stock             $       9,000,000   100.0  $        10,000,000   100.0

Purchase of land for main office site             1,400,000    15.6            1,400,000    11.7

Construction of main office                       1,640,000    18.2            1,640,000    13.7

Furniture, fixtures and equipment
for the temporary facility                          181,300     2.0              181,300     1.5

Organizational and pre-opening expenses             418,401     4.6              418,401     4.2

Funds to be used for loans to customers,
for investment and for other general      -----------------          -------------------
purposes                                  $       5,360,299    60.0  $         6,360,299    63.6
                                          =================          ===================

     Organizational and pre-opening expenses include costs related to the incorporation process, consulting fees, legal and accounting fees and officers' and employees' salaries and benefits. Until we apply the net proceeds of this offering to the specific purposes described above, we plan to invest them in short-term, investment-grade securities, federal funds, certificates of deposit or guaranteed obligations of the United States government.

LINE OF CREDIT

     The organizers have established a working capital line of credit in the amount of $500,000 with The Bankers Bank, Atlanta, Georgia. This line of credit bears interest at the prime rate (4.75% as of August __, 2002) and is guaranteed by the organizers, with each organizer's guaranteed amount being $125,000. Interest and principal are due at the maturity date of September 24, 2002. Neighbors Bancshares will repay the line of credit from the proceeds of the offering.


                                 CAPITALIZATION

     The following table shows Neighbors Bancshares' capitalization as of June 30, 2002 and its pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 950,000 shares and a maximum of 1,200,000 shares of common stock in the offering.

     Upon Neighbors Bancshares' incorporation, Phil Baldwin, president and chief executive officer of Neighbors Bancshares, purchased one share of common stock at a price of $10.00. Neighbors Bancshares will redeem this share for $10.00 upon the issuance of shares in this offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants held by the organizers or stock options issuable under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see "Executive Compensation-Organizers' Warrants" on page ___ and "Executive Compensation -Stock Incentive Plan" on page ___.

                                                      6/30/02        MINIMUM        MAXIMUM
SHAREHOLDERS EQUITY                                   ACTUAL       AS ADJUSTED    AS ADJUSTED
-------------------                                -------------  -------------  -------------

Preferred stock, no par value, 10,000,000 shares
authorized; no shares issued or outstanding
                                                             --             --             --

Common stock, $0.50 par value, 10,000,000
shares authorized; 1 share issued and
outstanding; 950,000 and 1,200,000 shares,
respectively, issued and outstanding as adjusted
                                                   $          1   $    475,000   $    600,000
Additional paid in capital                                    9      8,775,000     11,150,000
Deficit accumulated during the development
stage
                                                    (289,275)(1)   (487,000)(2)   (487,000)(2)
                                                   -------------  -------------  -------------
     Total shareholders' equity                    $   (289,265)  $  8,763,000   $ 11,263,000
                                                   =============  =============  =============

Book value per share (3)                                 N/A      $       9.22   $       9.39
                                                   =============  =============  =============

---------------
(1) This deficit reflects pre-opening expenses incurred through June 30, 2002, consisting primarily of legal and consulting fees.

(2) The "As Adjusted" accumulated deficit results from estimated pre-opening and organizational expenses of $487,000 including legal, accounting and printing expenses and registration fees. Actual pre-opening and organizational expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

(3) After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $.78, if we sell 950,000 shares and $.61 if we sell 1,200,000 shares, resulting from the recognition of an estimated $737,000 in expenses, consisting of $487,000 of pre-opening and organizational expenses and $250,000 of offering expenses, divided by the applicable number of shares.

                                    DIVIDENDS

     Initially, we intend to retain all of our earnings to support our operations and to expand our business. Additionally, we are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, we do not plan to pay dividends until we become profitable and recover any losses incurred during our initial operations. Our payment of future dividends and our dividend policy will depend on our earnings, capital requirements and our financial condition, as well as other factors that our board of directors considers relevant. See "Supervision and Regulation-Payment of Dividends" on page ___.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS

     Neighbors Bancshares' financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. See "Index to Financial Statements."

     Neighbors Bancshares was incorporated on May 31, 2001 to serve as a holding company for Neighbors Bank, a state-chartered bank being organized under Georgia law. Since we organized, our main activities have been:

     -    seeking, interviewing and selecting our directors and officers;
     -    preparing our business plan;
     -    securing a line of credit;
     -    applying for a state bank charter;
     -    applying for FDIC deposit insurance;
     -    preparing an application to become a bank holding company; and
     -    raising equity capital through this offering.

     From our inception on May 31, 2001 through the close of the offering, Neighbors Bancshares' operations have been and will continue to be funded through a $500,000 line of credit from The Bankers Bank, Atlanta, Georgia, and advances from our organizers. On June 30, 2002, the total amount outstanding on the line of credit was $200,000 and the total advances from our organizers were $135,500. Our organizers have guaranteed the line of credit, with each organizer's guaranteed amount being $125,000. The line of credit bears interest at prime rate, as published in the Money Rates section of The Wall Street Journal, and is due on September 24, 2002. We plan to repay the line of credit after the close of the offering.

FINANCIAL RESULTS

     From May 31, 2001 through June 30, 2002 the net loss amounted to $289,275. The estimated net loss for the period from May 31, 2001 through November 1, 2002, the anticipated opening date of Neighbors Bank, is $487,000, which is attributable to the following estimated expenses:

               Officers' and employees' compensation . $275,000 Legal, consulting and professional fees 150,000
               Charter application fees                   15,000
               Other pre-opening expenses                 47,000
                                                        --------
                    Total                               $487,000
                                                        ========

OFFICES

     We intend to open for business in a temporary modular facility on the site of our future main office. We have entered into an agreement to purchase the temporary modular facility for $57,000, which includes delivery of the facility. We expect construction of our main office to be complete approximately twelve months after we begin our banking operations. When complete, the main office will be a 12,000 square-foot facility. It will include three drive-up windows, an automated teller machine and ample customer parking. We expect construction costs of the main office to total $1,640,000. Additionally, Neighbors Bancshares has entered into an agreement to purchase the site for the main office for $1,400,000. The purchase of the land is scheduled to close on August 30, 2002. We intend to obtain a bridge loan from The Bankers Bank to purchase the land and expect to repay the bridge loan when we break escrow.

INTEREST RATE SENSITIVITY AND LIQUIDITY

     Since Neighbors Bancshares has been in the organizational stage, there are no results of operations to present at this time. Once Neighbors Bank begins operations, net interest income, Neighbors Bank's primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these fluctuations, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or "gap," is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Neighbors Bank's overall interest rate risk.

     We will regularly evaluate the balance sheet's asset mix in terms of several variables:

     -    yield;
     -    credit quality;
     -    appropriate funding sources; and
     -    liquidity.

     To effectively manage the balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary.

     As Neighbors Bank continues to grow, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. Neighbors Bank's asset and liability committee will meet on a quarterly basis to develop a strategy for the upcoming period.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. Neighbors Bank's ability to maintain and increase deposits will serve as its primary source of liquidity.

     Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in Neighbors Bancshares' liquidity increasing or decreasing in any material way in the foreseeable future.


                                PROPOSED BUSINESS

BACKGROUND

     NEIGHBORS BANCSHARES. We incorporated Neighbors Bancshares as a Georgia corporation on May 31, 2001 to serve as a bank holding company that will own 100% of the capital stock of Neighbors Bank. Neighbors Bancshares plans to use approximately $9,000,000 of the net proceeds of this offering to purchase the capital stock of Neighbors Bank. Initially, we will have no business operations other than owning and managing Neighbors Bank.

     As part of our organization, we intend to file an application with the Federal Reserve to become a bank holding company. We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we may assist Neighbors Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to Neighbors Bank as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, which took effect March 11, 2000, if we elect to become a financial holding company, we may engage in activities that are financial in nature or incidental or complementary to a financial activity, including merchant banking activities, in which Neighbors Bank will be prohibited from engaging. Although we do not presently intend to engage in these financial activities, we will be able to do so with a proper notice to or filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities would be profitable. See "Supervision and Regulation-Neighbors Bancshares" on page ___.

     NEIGHBORS BANK. On May 9, 2002 we filed an application with the Department of Banking and Finance to organize Neighbors Bank as a state-chartered bank and that application is currently pending. In order to receive final approval, we will be required to: (1) capitalize Neighbors Bank with the minimum amount required by the Department of Banking and Finance, which we expect will be approximately $9.0 million, (2) receive approval of our application to the FDIC for deposit insurance and (3) implement appropriate banking policies and procedures. We expect to receive all necessary regulatory approvals and begin our banking operations in the fourth quarter of 2002.

MARKET OPPORTUNITIES

     PRIMARY SERVICE AREA. Neighbors Bank's primary service area will be North Fulton County, Georgia. The organizers estimate that Neighbors Bank will draw most of its customer deposits and conduct most of its lending transactions from and within its primary service area.

     Our primary service area represents a diverse market with a growing population and economy. Our primary service area has averaged a 6.81% growth rate annually and 74.8% between 1990 and 2001. This population growth has attracted many businesses to the area and led to growth in the local service economy, and the organizers expect this trend to continue. We believe that the community will enthusiastically welcome and support a new locally owned and operated commercial bank.

     LOCAL ECONOMY. We believe that North Fulton County represents a unique market with a diversified and growing customer base. We also believe that the primary service area presents an environment that will support Neighbors Bank's formation and growth. As a community bank, Neighbors Bank will be designed to serve the needs of the residents and small- to medium-sized businesses within this growing economy.

     According to figures from the Georgia Department of Labor for September 2001, the unemployment rate in North Fulton County was 2.31% compared to 4.0% for the state of Georgia and 4.7% nationally. According to a feasibility study by Claritas, Inc., personal and family income figures in North Fulton County have grown steadily over the last decade. In 2001, median household income in North Fulton County was $121,868 with an average household wealth of $286,316. These figures compare favorably with the median household income figure for Georgia, which was $43,178.

     POPULATION. Between 1990 and 2001, the population of North Fulton County grew 74.8% from 263,159 to an estimated 460,002. Over the next five years, Claritas, Inc. projects that the population in North Fulton County will continue to experience very strong growth and will increase by more than 15% to 529,238 by 2006. On an annual basis, North Fulton County's projected percent change in population is more than 50% greater than the projected rate of growth for Georgia and more than twice the national rate.

     COMPETITION. Neighbors Bank will compete with other commercial banks, savings and loan associations, credit unions, money market mutual funds and other financial institutions conducting business in North Fulton County and elsewhere. According to the FDIC, as of June 30, 2002, the city of Alpharetta, Georgia was served by 17 financial institutions with approximately $2.5 billion in total deposits. A number of these competitors are well established in North Fulton County.

     Most of the institutions in our primary service area are large national, super-regional or regional banks. We believe that larger banks often lack the consistency of local leadership and decision-making authority necessary to provide efficient service to individuals and small- to medium-sized business customers. Through our local ownership and management, we believe we will be uniquely situated to efficiently provide these customers with loan, deposit and other financial products tailored to fit their specific needs.

     We believe that Neighbors Bank can compete effectively with larger banks through an active business development plan and by offering local access, competitive products and services and more responsive customer service.

DEPOSIT GROWTH

     Deposit growth at financial institutions in the market has been very good over the past five years. According to FDIC statistics, between June 1997 and June 2001, deposits grew at an average annual rate of 9.98% from $1.4 billion to $2 billion. The organizers expect this trend to continue as the population and income figures in the county grow.

BUSINESS STRATEGY

     MANAGEMENT PHILOSOPHY. Neighbors Bank will be a full service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. Neighbors Bank will offer a sophisticated array of financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish Neighbors Bank from its competitors. Neighbors Bank will endeavor to hire the most qualified and experienced people in the market who share Neighbors Bank's commitment to customer service. We believe that it is important for North Fulton County to have a locally owned and locally managed community bank. We also believe that there is an opportunity to acquire a significant market share by offering an alternative to the less personal service offered by many larger banks. Accordingly, we will implement the following operating and growth strategies.

     OPERATING STRATEGY. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop Neighbors Bank's image as a local bank with a community focus, we will employ the following operating strategies:

     EXPERIENCED SENIOR MANAGEMENT. Neighbors Bank's senior management possesses extensive experience in the banking industry, as well as substantial business and banking contacts in North Fulton County. For example, our proposed president and chief executive officer, Phil Baldwin, has over 24 years of community banking experience in Georgia, with 8 years of experience as a bank president in northern metropolitan Atlanta.

     QUALITY EMPLOYEES. We will strive to hire highly trained and seasoned staff. We plan to train our staff to answer questions about all of our products and services so that the first employee the customer encounters can resolve any questions the customer may have.

     COMMUNITY-ORIENTED BOARD OF DIRECTORS. All of Neighbors Bank's proposed directors are either lifelong residents of or have significant business ties to North Fulton County and will be sensitive and responsive to the needs of the community. Additionally, the board of directors represents a wide variety of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to Neighbors Bank.

     HIGHLY VISIBLE SITE. Neighbors Bank's main office will be highly visible and located in close proximity to major traffic arteries next door to the main Alpharetta, Georgia post office. We believe this will enhance Neighbors Bank's image as a strong competitor.

     INDIVIDUAL CUSTOMER FOCUS. Neighbors Bank will focus on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. As the employees, officers and directors become familiar with Neighbors Bank's customers on an individual basis, we will be able to respond to credit requests more quickly and be more flexible in approving complex loans based on collateral quality and personal knowledge of the customer.

     OFFICER AND DIRECTOR CALL PROGRAM. We intend to implement an active officer and director call program to promote Neighbors Bank's philosophy. The purpose of this call program will be to visit prospective customers and to describe Neighbors Bank's products, services and philosophy.

     MARKETING AND ADVERTISING. We plan to use a targeted marketing approach through local newspaper advertising, radio, local cable channel and direct-mail campaigns to develop Neighbors Bank's image as a community-oriented bank with an emphasis on quality service and personal relationships.

     GROWTH STRATEGY. Since we believe that growth and expansion of Neighbors Bank's operations will be significant factors in our success, we plan to implement the following growth strategies:

     CAPITALIZE ON OUR COMMUNITY ORIENTATION. We plan to capitalize on Neighbors Bank's position as an independent, local community bank to attract individuals and small- to medium-sized business customers that may be underserved by larger banking institutions in our market area.

     EMPHASIZE LOCAL DECISION-MAKING. We will emphasize local decision making by experienced bankers. This will help Neighbors Bank attract local businesses and service-minded customers.

     ATTRACT EMPLOYEES WITH ESTABLISHED CUSTOMER BASES. We will seek to hire employees who have established significant customer bases through their experience as bankers. By hiring employees with established customer bases, Neighbors Bank will be able to grow much more rapidly than it would if it hired inexperienced employees.

     OFFER FEE-GENERATING PRODUCTS AND SERVICES. Neighbors Bank's range of services, pricing strategies, interest rates paid and charged and hours of operation will be structured to attract Neighbors Bank's target customers and increase its market share. Neighbors Bank will strive to offer the small business person, professional, entrepreneur and consumer the best loan services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.

LENDING SERVICES

     LENDING POLICY. We will place primary emphasis on real estate related loans in order to take advantage of the population growth in our primary service area. We will also offer a full range of lending products, including commercial loans to small- to medium-sized businesses and professional concerns and consumer loans to individuals. We will compete for these loans with competitors who are well established in the North Fulton County area and have greater resources and lending limits. As a result, we may initially have to offer more flexible pricing and terms to attract borrowers.

     We estimate that Neighbors Bank's loan portfolio will be comprised of the following:

          LOAN CATEGORY                                 RATIO
          -------------                                 -----

          Real estate related loans. . . . . . . . .        70%
               Commercial real estate. . . . . . . .  35%
               Construction and development. . . . .  30%
               Residential real estate . . . . . . .   5%
          Commercial loans . . . . . . . . . . . . .        15%
          Consumer loans . . . . . . . . . . . . . .        15%


Based on our executive officers' past lending experience, we believe that, when properly managed and monitored, none of these categories represents a significantly higher risk than the other.

     LOAN APPROVAL AND REVIEW. Neighbors Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or Neighbors Bank's Loan Committee will determine whether to approve the loan request. Neighbors Bank will not make any loans to any of its directors or executive officers unless its board of directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

     LENDING LIMITS. Neighbors Bank's lending activities will be subject to a variety of lending limits. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. In general, however, Neighbors Bank will be able to loan any one borrower a maximum amount equal to either:

     -    15% of Neighbors Bank's capital and surplus; or

     - 25% of its capital and surplus if the amount that exceeds 15% secured by good collateral and other ample security.

     These legal limits will increase or decrease as Neighbors Bank's capital increases or decreases as a result of its earnings or losses, among other reasons.

     CREDIT RISKS. The principal economic risk associated with each category of loans that Neighbors Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

     The well established financial institutions in the North Fulton County market are likely to make proportionately more loans to medium- to large-sized businesses than Neighbors Bank will make. Many of Neighbors Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

     REAL ESTATE LOANS. Neighbors Bank will make commercial real estate loans, construction and development loans and residential real estate loans. These loans include commercial loans where Neighbors Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.

     COMMERCIAL REAL ESTATE. Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 36 months. Neighbors Bank will generally charge an origination fee of one percent. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80% and net projected cash flow available for debt service equals 120% of the debt service requirement. In addition, Neighbors Bank generally will require personal guarantees from the principal owners of the property supported by a review by Neighbors Bank's management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. Neighbors Bank will limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis.

     CONSTRUCTION AND DEVELOPMENT LOANS. We will make construction and development loans both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to twelve months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed 75%. Speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

     RESIDENTIAL REAL ESTATE. Neighbors Bank's residential real estate loans will consist of residential second mortgage loans, residential construction loans and traditional mortgage lending for one to four family residences. We will originate and maintain fixed and variable rate mortgages with long-term maturity and balloon payments not exceeding 30 years. The amortization of second mortgages will generally not exceed 15 years and the rates will generally not be fixed for over 60 months. All loans will be made in accordance with Neighbors Bank's appraisal policy with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 85%, unless the borrower has private mortgage insurance. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

     COMMERCIAL LOANS. We expect that loans for commercial purposes in various lines of businesses will be one of the components of Neighbors Bank's loan portfolio. The terms of these loans will vary by purpose and by type of underlying collateral, if any. Neighbors Bank will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower's creditworthiness.

     CONSUMER LOANS. Neighbors Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit. Repayment of consumer loans depends upon the borrower's financial stability and is more likely to be adversely affected by divorce, job loss, illness and personal hardships than repayment of other loans. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, all fixed monthly obligations should not exceed 40% of the borrower's gross monthly income. The borrower should also be continuously employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks in Neighbors Bank's market.

INVESTMENTS

     In addition to loans, Neighbors Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The Loan & Asset/Liability Committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to Neighbors Bank's policy as set by the board of directors.

ASSET AND LIABILITY MANAGEMENT

     The Loan & Asset/Liability Committee will manage Neighbors Bank's assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that Neighbors Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

DEPOSIT SERVICES

     Neighbors Bank will seek to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts, a variety
of certificates of deposit and IRA accounts.   To attract deposits, Neighbors
Bank will employ an aggressive marketing plan in its overall service area and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, Neighbors Bank's primary service area. Neighbors Bank plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

OTHER BANKING

     Other anticipated banking services include limited cash management services, discount brokerage services, travelers' checks, direct deposit of payroll and Social Security checks, night depository, ATM cards and debit cards. Neighbors Bank plans to become associated with one or more nationwide networks of automated teller machines that our customers will be able to use throughout
Georgia and other regions.   We do not plan to charge our customers for the use
of these automated teller machines since we will initially have only one location. However, other financial institutions may charge our customers for the use of their automated teller machines. We also plan to offer MasterCard(R) and VISA(R) credit card services through a correspondent bank as an agent for Neighbors Bank. Neighbors Bank does not plan to exercise trust powers during its initial years of operation. In the future, we may offer a full-service trust department, but cannot do so without the prior approval of the Department of Banking and Finance.

EMPLOYEES

     When we begin operations, we expect that Neighbors Bank will have 8 full-time equivalent employees. When we occupy our permanent facility, we expect that Neighbors Bank will have 12 full-time equivalent employees. We do not expect that Neighbors Bancshares will have any employees who are not also employees of Neighbors Bank.


                                   MANAGEMENT

GENERAL

     The table below sets forth the following information for each of our organizers, directors and executive officers:

     -    His or her name and age as of July 1, 2002;
     - The positions he or she holds with Neighbors Bancshares and will hold with Neighbors Bank;
     - The number of shares of common stock he or she intends to purchase in the offering; and
     - The percentage that the number of shares he or she intends to purchase bears to the minimum and maximum number of shares to be sold in the offering.

     The number of shares indicated in the table are based on "beneficial ownership" concepts as defined by the Securities and Exchange Commission. Beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household, trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. This table does not reflect warrants that will be granted to each director to purchase one share of common stock for each share of common stock purchased by the director in this offering because these warrants will not be exercisable within 60 days of the date of this prospectus. The address of our directors and executive officers is the same as the address for Neighbors Bancshares.

                                                                        PERCENTAGE  PERCENTAGE
                                                               NUMBER        OF         OF
                                 POSITION(S)      DIRECTOR       OF        MINIMUM   MAXIMUM
NAME AND ADDRESS (AGE)           TO BE HELD         SINCE     OF SHARES   OFFERING   OFFERING
----------------------------  -----------------  -----------  ----------  ---------  --------

Phil Baldwin (49)             President, Chief       2001     30,000         3.2%         2.5%
                              Executive
                              Officer and
                              Director

Richard E. Eason, Sr. (55)    Chief Financial        2002     20,000         2.1%         1.7%
                              Officer,
                              Treasurer and
                              Director

Charles E. Hoff (57)          Director               2001     20,000         2.1%         1.7%

Michael S. Holmes (46)        Director               2001     20,000         2.1%         1.7%

Barbara H. Lebow (54)         Secretary,             2001     39,500         4.2%         3.3%
                              General Counsel
                              and Director

Eduardo Montana, Sr. (65)     Director               2002     15,000         1.6%         1.2%

Benjamin H. Schnell (40)      Director               2001     20,000         2.1%         1.7%

James R. Williams (59)        Chair, Board of        2001     30,000         3.2%         2.5%
                              Directors

All organizers, directors
and executive officers as a                                  194,500        20.5%        16.2%
group (8 persons)                                          =========  ===========  ===========

     Each of the directors of Neighbors Bancshares is also a proposed director of Neighbors Bank. Each of Neighbors Bank's proposed directors will, upon approval of the Department of Banking and Finance, serve until Neighbors Bank's first shareholders meeting, which will convene shortly after Neighbors Bank receives its charter. Neighbors Bancshares, as the sole shareholder of Neighbors Bank, will nominate each proposed director to serve as director of Neighbors Bank at that meeting. After the first shareholders meeting, directors of Neighbors Bank will serve for a term of one year and will be elected by Neighbors Bancshares each year at Neighbors Bank's annual meeting of shareholders. Neighbors Bank's officers will be appointed or elected by its board of directors and will hold office at the will of its board.

     The following is a biographical summary of each of our organizers, directors and executive officers:

          PHIL BALDWIN. Mr. Baldwin has more than 24 years of banking experience, including 8 years as president and chief executive officer of a bank located in northern metropolitan Atlanta. Mr. Baldwin currently serves as president and chief executive officer of Neighbors Bancshares. From 1999 to the present Mr. Baldwin has been the managing partner of Keller Williams Realty in Marietta, Georgia, which he co-owns with his wife and other partners/agents. From 1996 to 1999 Mr. Baldwin was the president of Atlanta Motor Cars, Inc., an automobile dealership. From 1988 to 1996 Mr. Baldwin was president of Prudential Savings Bank, Cartersville, Georgia (now Regions Bank). From 1983 through 1988 he was a senior consultant with Financial Earnings Group, an Atlanta based asset improvement and merger and acquisition company. From 1975 to 1983 Mr. Baldwin was vice president and branch manager for First Georgia Bank's North Atlanta offices (now Wachovia
     Bank). From 1973 to 1975 Mr. Baldwin participated in SunTrust's loan officer training program and served as a loan officer. Mr. Baldwin is a graduate of the Georgia School of Banking and the Graduate School of Banking of the South at Louisiana State University. A past president and instructor of the American Institute of Banking in Georgia, he is very active in community and civic activities as the past chair or president of the Chamber of Commerce, United Way, Kiwanis Club, "Keep America Beautiful" and the board of directors of his church.

          RICHARD E. EASON, SR. Mr. Eason has over 30 years of experience in banking in Georgia and has worked in community banks for the past 25 years. Prior to joining Neighbors Bancshares, Mr. Eason was the general manager and chief financial officer of John Dixon & Associates, Inc., a real estate auction company. Mr. Eason also served as the executive vice president, chief operating officer and chief financial officer of Integrity Bank in Alpharetta, Georgia from 2000 to 2001. Mr. Eason was also the executive vice president, director and company secretary of the Bank of North Georgia in Alpharetta, Georgia from 1990 to 2000. Mr. Eason attended Georgia State University and is a graduate of both the Banking School of the South, Louisiana State University and the American Institute of Banking, where he also taught. He has been active in many professional and community organizations including the Georgia Bankers Association as committee chair and the Greater North Fulton Chamber of Commerce as past president/chairman. Mr. Eason is a charter member of the Rotary Club of North Fulton and a member of Johns Creek Baptist Church where he serves as Deacon and Assistant Treasurer.

          CHARLES E. HOFF. Mr. Hoff recently retired as the national bureau chief of CNN, a position he held since 1981. Over a period of more than 30 years, Mr. Hoff has been based in Atlanta, London, Jerusalem, Chicago and Oklahoma City. Beyond journalism, his varied responsibilities included organizing network strategy, brokering long-term contracts, daily supervision of CNN's domestic newsgathering, plus oversight and guidance on legal and ethical matters. Mr. Hoff attended the University of Oklahoma and is a trustee of the Rory Peck Foundation, a charitable trust headquartered in the United Kingdom.

          MICHAEL S. HOLMES. Mr. Holmes is an award winning architect and chief executive officer of Metro Planning & Development Company, Inc. From 1988 to 1998 Mr. Holmes was the principal architect for Medical Design International Marketing. For over 20 years, Mr. Holmes has designed offices for hundreds of medical practices with projects ranging from solo private practices to multi-specialty groups. Each project bears his personal imprint - a practical, custom design, which optimizes general operational efficiency and maximizes doctor productivity. His speaking engagements focus on the importance of well-planned workspaces. Mr. Holmes is a graduate of the University of Southern Mississippi.

          BARBARA H. LEBOW, ESQ. In addition to private practice, Ms. Lebow is the founder and principal of Sedona Bank Consultants, Inc., consultants to businesses and banks, specializing in new charter banks and TayBridge Consulting, Inc., which focuses on compliance, legal and regulatory issues for the banking industry. Over her 25 years as a practicing attorney, Ms. Lebow was in-house counsel, Valley National Bank trust department; vice-president and general counsel, Saint Joseph's Health System; and vice president, general counsel, Mercy Health Services. Ms. Lebow's private practice focuses on banking, regulatory, compliance and general corporate issues. She is a frequent speaker and writer on these subjects. She is a graduate of the University of Florida School (cum laude) and the University of Florida School of Law. She is a member of the Georgia, Florida, Arizona and American Bar Associations. Ms. Lebow is also a member of the Business Law Sections of the Georgia and American Bar Associations and an associate member of the Georgia Bankers Association.

          EDUARDO MONTANA, SR., M.D., MBA, CPE. Dr Montana Sr., is a Board Certified Pediatrician interested in business as well as health care consulting. He has developed several successful healthcare enterprises, which were involved in mergers and acquisitions. Dr Montana is the founder and former CEO of East Cobb Pediatrics in Marietta, Georgia (1979-2001). He is a former Chair of the Department of Pediatrics, Northside Hospital in Atlanta, Georgia, a former member of the board of directors of the Georgia Chapter American Academy of Pediatrics and a member of the Advisory Board for the "MBA for Experienced Professionals" programs at the M.J. Coles College of Business, Kennesaw State University, Kennesaw, Georgia. Dr Montana Sr., is also the co-founder of "Las Clinicas del Nino, International Pediatrics, P.C.," and the publisher of a bilingual Health Magazine, "A Tu Buena Salud!" ("To Your Good Health!") Dr. Montana received his MD from Xaveriana University Medical School in Bogota, Colombia, his MBA from M.J. Coles College of Business, Kennesaw State University, Kennesaw, Georgia and his CPE (Certified Physician Executive) from The American College of Physician Executives.

          BENJAMIN H. SCHNELL, MBA, MHA. Mr. Schnell has been a healthcare professional for 14 years, concentrating in physician recruitment, operational assessments, strategic planning and business development initiatives. Mr. Schnell is a senior consultant with FiServ Healthcare Affiliates in Atlanta, Georgia, and specializes in services to hospitals that provide inpatient rehabilitation. From 2000 to 2001, Mr. Schnell was a bank consultant with The Weilage Group in Atlanta, Georgia. From 1999 to 2000, Mr. Schnell was a self-employed healthcare consultant. In 1999 Mr. Schnell was also a senior associate with PricewaterhouseCoopers in Atlanta, Georgia. From 1997 to 1999 Mr. Schnell was a network developer with the Georgia Department of Medical Assistance in Atlanta, Georgia. He received his BS in 1983 from the University of North Carolina, Chapel Hill and his MBA and MHA from Georgia State University in 1986 and 1987. Mr. Schnell is a member of the American College of Healthcare Executives.

          JAMES R. WILLIAMS. Mr. Williams is chairman and chief executive officer of Consultants and Builders, Inc. (CBI), a company which specializes in the planning, design and construction of financial facilities and light commercial properties. Mr. Williams also serves as chairman, president and chief executive officer of Parkway, which provides office space and executive services to small businesses located in the Norcross-Duluth area. Mr. Williams graduated from Troy State University with a degree in Mathematics and Physical Science. He is a member of Christ Church Episcopal and serves as chairman of the Architectural Committee for the church. Mr. Williams is a member and a former director of the Peachtree Corners Rotary Club.

BOARD COMMITTEES

     The boards of directors of Neighbors Bancshares and Neighbors Bank have established or will establish personnel and compensation, audit and compliance and executive committees. The members of these committees will be the same for Neighbors Bank as they are for Neighbors Bancshares. Neighbors Bank will also establish a loan committee and investment/asset-liability committee. These committees are described below.

     PERSONNEL AND COMPENSATION COMMITTEE. The Personnel and Compensation Committee establishes compensation levels for officers of Neighbors Bancshares and Neighbors Bank, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs, including the stock incentive plan as described below.

     AUDIT AND COMPLIANCE COMMITTEE. The principal responsibilities of this committee are to ensure that the board receives objective information regarding policies, procedures and controls of Neighbors Bancshares and Neighbors Bank with respect to auditing, accounting, internal accounting controls and financial reporting. The committee will also work to ensure that Neighbors Bancshares and Neighbors Bank are in full compliance with applicable laws and regulations. Among other things, this will require the following:

     - recommending the appointment of an independent auditor on an annual basis;

     -    approving any special assignments to the independent auditor;

     -    reviewing the planned scope of the annual audit;

     -    reviewing the independent auditor's report and management's response;

     - reviewing any changes in accounting principles and the effectiveness and efficiency of the internal audit staff;

     - reviewing all reports from regulatory authorities and management's responses;

     -    reviewing Community Reinvestment Act and other regulatory compliance;
          and

     - establishing appropriate levels for director and officer insurance and blanket bond insurance.

     EXECUTIVE COMMITTEE. The Executive Committee meets as needed and, with some exceptions, has the same powers as the board of directors in the management of the business affairs of Neighbors Bancshares and Neighbors Bank between meetings of their boards. This committee makes recommendations to the board of directors regarding matters important to the overall management and strategic operation of Neighbors Bancshares and Neighbors Bank.

     LOAN COMMITTEE. The Loan Committee will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

     -    establishing the loan approval system;

     -    approving all loans in excess of a predetermined amount;

     - reviewing all past due reports, rated loan reports, non-accrual reports and other reports and indicators of overall loan portfolio quality;

     -    establishing measurements for adequacy of the loan loss reserve; and

     - reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.

     INVESTMENT/ASSET-LIABILITY COMMITTEE. The principal responsibilities of this committee include:

     - providing guidance to the board of directors on balancing the yields and maturities of loans and investments to the yields and maturities of deposits; and

     - working with the board of directors to plan annual budgets and to develop three- to five-year strategic plans.

     The Investment/Asset-Liability Committee will also be responsible for the overall investment strategy of Neighbors Bancshares and Neighbors Bank. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing and portfolio investment decisions.


                             EXECUTIVE COMPENSATION

EMPLOYMENT AGREEMENTS

     PHIL BALDWIN. We have entered into a three-year employment agreement with Phil Baldwin regarding Mr. Baldwin's employment as president and chief executive officer of Neighbors Bancshares and Neighbors Bank. Under the terms of the agreement, Mr. Baldwin will receive a base salary of $150,000 per year. Neighbors Bank will also provide Mr. Baldwin with other customary benefits such as disability, health and life insurance, membership fees to a country club and an automobile allowance.

     Mr. Baldwin's agreement also provides that Neighbors Bancshares will grant him a restricted stock award equal to 3.0% of the total number of shares of common stock sold in this offering. This award will vest in one-third increments over a three-year period beginning on the one-year anniversary of Neighbors Bank opening for business.

     Additionally, Mr. Baldwin is eligible under the agreement to earn a bonus in the form of a restricted stock award equal to 2.0% of the total number of shares of common stock sold in this offering if Neighbors Bank achieves specified performance goals. In the event the performance goals have not been satisfied by the tenth anniversary of the award date, the restricted shares which have not vested will be forfeited.

     We will be obligated to pay Mr. Baldwin his base salary for six months if Mr. Baldwin is terminated without cause.

     The agreement also generally provides that, for a period of two years following the termination of Mr. Baldwin's employment by us with cause, he will not compete with Neighbors Bank in the banking business nor solicit our customers nor our employees within a limited geographic area. The non-competition and non-solicitation provisions of the agreement apply for six months following a termination of Mr. Baldwin's employment without cause.

     RICHARD E. EASON, SR. We have entered into a three-year employment agreement with Richard Eason, Sr. regarding Mr. Eason's employment as senior vice president and chief financial officer of Neighbors Bancshares and Neighbors Bank. Under the terms of the agreement, Mr. Eason will receive a base salary of $100,000 per year. Neighbors Bank will also provide Mr. Eason with other customary benefits such as health and life insurance.

     Mr. Eason's agreement also provides that Neighbors Bancshares will grant him a restricted stock award equal to 2.5% of the total number of shares of common stock sold in this offering. Mr. Eason's award will generally become exercisable in equal one-third annual increments over a three-year period beginning on the one-year anniversary of Neighbors Bank opening for business.

     We will be obligated to pay Mr. Eason his base salary for six months if Mr. Eason is terminated without cause.

     The agreement also generally provides that, for a period of two years following the termination of Mr. Eason's employment by us with cause, he will not compete with Neighbors Bank in the banking business nor solicit our customers nor our employees within a limited geographic area. The non-competition and non-solicitation provisions of the agreement apply for six months following a termination of Mr. Eason's employment without cause.

DIRECTOR COMPENSATION

     Neither Neighbors Bancshares nor Neighbors Bank will separately compensate its directors for their service as directors until Neighbors Bank earns a cumulative profit. Thereafter, Neighbors Bank will adopt compensatory policies for its directors that conform to applicable law.

ORGANIZERS' WARRANTS

     In recognition of the efforts made and financial risks undertaken by the organizers in organizing Neighbors Bancshares and Neighbors Bank and in recognition of the services they will provide as directors of Neighbors Bank, Neighbors Bancshares will issue to each of its organizers a warrant to purchase one share of Neighbors Bancshares' common stock for every share he or she purchases in this offering. In no event, however, will Neighbors Bancshares issue warrants to purchase more than 360,000 shares of common stock. The issuance of the warrants is subject to regulatory approval and various conditions. The warrants will vest in one-third annual increments beginning on the first anniversary of the date that Neighbors Bancshares first issues its common stock. Vested warrants will be exercisable for the ten-year period following the date that Neighbors Bancshares first issues its common stock or for 90 days after a warrant holder ceases to be a director or a senior executive officer of Neighbors Bancshares, whichever period is shorter. The warrants will be exercisable at an exercise price equal to $10.00 per share, subject to limitations. For example, if the exercise of a warrant will cause the warrant holder to beneficially own more than 10% of the common stock of Neighbors Bancshares, the exercise of the warrant may be subject to prior approval by the Federal Reserve.

     The organizers of Neighbors Bancshares intend to purchase an aggregate of approximately 194,500 shares of common stock at a price of $10.00 per share. This represents approximately 20.5% of the minimum and 16.2% of the maximum number of shares to be sold in this offering. Consequently, we currently expect to issue our organizers warrants to purchase an aggregate of 194,500 shares of common stock. The organizers may acquire additional shares of common stock, particularly if necessary to sell the minimum number of shares in this offering. In no event, however, will Neighbors Bancshares issue warrants to purchase more than 360,000 shares of common stock.

STOCK INCENTIVE PLAN

     GENERAL. Neighbors Bancshares' 2002 Stock Incentive Plan provides us with the flexibility to grant incentive stock options and non-qualified stock options to our organizers, directors, executive officers and other individuals employed by us for the purpose of giving them a proprietary interest in and encouraging them to remain involved with Neighbors Bancshares or Neighbors Bank. The board of directors has reserved a number of shares of common stock equal to 20% of the number of shares sold in this offering for issuance under the plan. The number of shares reserved for issuance may be adjusted in the event of a stock split, recapitalization or similar event as described in the plan.

     ADMINISTRATION. The plan will be administered by the Personnel and Compensation Committee. The committee members are appointed by the board of directors of Neighbors Bancshares, which considers the standards contained in both Section 162(m) of the Internal Revenue code and Rule 16(b)(3) under the Securities Exchange Act when appointing members to the committee. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan.

     The plan permits the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee determines, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. A holder of a stock option generally may not transfer the option during his or her lifetime.

     OPTION TERMS. The plan provides for incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. The maximum number of shares of common stock with respect to which options may be granted during any one-year period to any participant may not exceed 200,000.

     The committee determines the exercise price of an option. The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of the grant, or less than 110% of the fair market value if the participant owns more than 10% of the outstanding common stock of Neighbors Bancshares or its affiliates. When the incentive stock option is exercised, Neighbors Bancshares will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date that the option is awarded, based upon any reasonable measure of fair market value. The committee may permit the option holder to pay the exercise price in cash, through a cashless exercise executed through a broker or by having a number of shares of common stock otherwise issuable at the time of exercise withheld. The committee may make cash awards designed to cover tax obligations of participants that result from the receipt or exercise of a stock option.

     The committee will also determine the term of an option, which may not exceed ten years. Additionally, any incentive stock option granted to a participant who owns more than 10% of the outstanding common stock of Neighbors Bancshares or its affiliates will not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable agreement, if a participant's employment is terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be non-qualified options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

     TERMINATION OF OPTIONS. The terms of particular options may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with Neighbors Bancshares or any affiliate, upon a specified date, upon the holder's death or disability or upon the occurrence of a change in control of Neighbors Bancshares or Neighbors Bank. An agreement may provide that if the holder dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.

     RECAPITALIZATIONS AND REORGANIZATIONS. The plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares and the exercise price subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of outstanding options or assume options of another issuer.

     AMENDMENT AND TERMINATION OF THE PLAN. The board of directors has the authority to amend or terminate the plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities or other laws. The board's action may not adversely affect the rights of a holder of a stock option without the holder's consent.

     FEDERAL INCOME TAX CONSEQUENCES. The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

     INCENTIVE STOCK OPTIONS. A participant who exercises an incentive stock option will not be taxed when he or she exercises the option or a portion of the option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and
we will not be entitled to a corresponding deduction.   If the participant sells
the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and Neighbors Bancshares will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

     NON-QUALIFIED OPTIONS. A participant will not recognize income upon the grant of a non- qualified option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and Neighbors Bancshares will then be entitled to a corresponding deduction.

     Depending upon the time period for which shares of common stock are held after exercise of a non-qualified option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified option was exercised.


                           RELATED PARTY TRANSACTIONS

     We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will be on the following terms:

     - In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Neighbors Bank;

     - In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

     - In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

     In addition to the transactions in the ordinary course of our business, we have entered into the following transactions with the directors and organizers indicated:

     - LINE OF CREDIT. Our operations have also been and will continue to be funded through a working capital line of credit in the amount of $500,000 with The Bankers Bank, Atlanta, Georgia. This line of credit bears interest at the prime rate (4.75% as of August __, 2002) and is personally guaranteed by our organizers, with each organizer's guaranteed amount being $125,000. Interest and principal are due at the maturity date of September 24, 2002. Neighbors Bancshares will repay the line of credit from the proceeds of the offering.

     - BROKERAGE AGREEMENT FOR PURCHASE OF MAIN OFFICE SITE. We have entered into a brokerage agreement with Keller Williams Realty in connection with the purchase of the site for our main office. Phil Baldwin, the president and chief executive officer of Neighbors Bancshares, is a partner and co-owner of Keller Williams Realty jointly with his wife, Brenda T. Baldwin. Ms. Baldwin is the broker for the purchase of our main office site and will receive a brokerage commission of 5% of the purchase price, or $70,000, for her services. Ms. Baldwin's commission is being paid by the seller, not Neighbors Bank. We believe the terms of this brokerage agreement are typical for such agreements and are no less favorable than those that we could obtain from an unrelated third party.

     - CONSULTING AGREEMENT. We have engaged Sedona Bank Consultants, Inc. to provide consulting services related to obtaining a charter for Neighbors Bank and related services. Sedona is owned by Barbara H. Lebow, one of our directors. Sedona has and will continue to provide Neighbors Bancshares with consulting services consisting of:

          - Preparation and processing of Neighbors Bank's charter application, including the demographic and feasibility study;

          - Executive search, including interviewing and screening candidates for officer positions;

          -    Marketing and logo development;

          -    Board education for proposed directors of Neighbors Bank;

          - Database management in connection with Neighbors Bancshares' stock offering; and

          -    Bookkeeping from July 2001 to July 2002.

     We will pay Sedona $150,000 plus expenses for providing the consulting services. We believe the terms of our consulting agreement with Sedona are no less favorable than those we could obtain from unrelated third parties for comparable services.

     - LEASE OF OFFICE SPACE FOR ORGANIZATIONAL OFFICE. Currently and until delivery of our temporary main office, we will occupy an organizational office. We are leasing this office space from Sedona Bank Consultants, Inc. Sedona is owned by Barbara H. Lebow, one of our directors. The lease of the organizational office is month-to-month and the rent is $800 per month. Due to the short term of the lease and the limited amount of the rent payments, the board determined that an independent appraisal was neither cost effective or necessary for it to establish that the lease arrangement is on no less favorable terms than we could have obtained from an unrelated third party.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     Our articles of incorporation, as amended and restated, authorize our board of directors, without shareholder approval, to issue up to 10,000,000 shares of common stock, $0.50 par value, of which at least 950,000 shares will be issued in this offering. As of the date of this prospectus, a number of shares of common stock equal to 20% of the shares sold in this offering were reserved for issuance under our stock incentive plan, and 360,000 shares of our common stock were reserved for issuance upon the exercise of the warrants to be granted to our organizers.

     All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any right to acquire authorized but unissued capital stock of Neighbors Bancshares. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be fully paid and non-assessable.

PREFERRED STOCK

     Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue up to 10,000,000 shares of preferred stock, no par value. Our board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and as determined by our board of directors. Although we have neither issued nor have any present plans to issue any preferred stock, the ownership and control of Neighbors Bancshares by the holders of our common stock would be diluted if we were to issue preferred stock that had voting rights.

     The existence of preferred stock could impede a takeover of Neighbors Bancshares without the approval of our board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Neighbors Bancshares through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and, in various circumstances, could decrease the market price of the common stock.

  SELECTED PROVISIONS OF THE ARTICLES OF INCORPORATION, AS AMENDED AND RESTATED,
                                   AND BYLAWS

PROTECTIVE PROVISIONS

     GENERAL. The Georgia Business Corporation Code and Neighbors Bancshares's articles of incorporation and bylaws govern shareholders' rights and related matters. Neighbors Bancshares's articles of incorporation and bylaws contain several provisions, which are summarized below, that may have an "anti-takeover" effect in that they could prevent an acquisition of Neighbors Bancshares unless a potential acquiror has obtained the prior approval of the board of directors of Neighbors Bancshares. These provisions may make it more difficult for Neighbors Bancshares's shareholders to replace the board of directors or management, which may tend to perpetuate the incumbent Board.

     PREFERRED STOCK. The existence of preferred stock could impede a takeover of Neighbors Bancshares without the approval of its board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Neighbors Bancshares through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and, in certain circumstances, could decrease the market price of the common stock.

     CONSIDERATION OF NEIGHBORS BANCSHARES' CONSTITUENCIES. Neighbors Bancshares articles of incorporation provide that the board of directors shall consider (1) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of Neighbors Bancshares and its subsidiaries, and on the communities within which Neighbors Bancshares and its subsidiaries operate (it being understood that any subsidiary bank of Neighbors Bancshares is charged with providing support to and being involved in the communities it serves); and (2) the consideration being offered by the other party in relation to the then-current value of Neighbors Bancshares in a freely negotiated transaction and in relation to the board of directors' then-estimate of the future value of Neighbors Bancshares as an independent entity when evaluating any offer of another party:

     - to make a tender offer or exchange offer for any equity security of Neighbors Bancshares;

     - to merge or effect a share exchange or similar transaction with Neighbors Bancshares; or

     - to purchase or otherwise acquire all or substantially all of the assets of Neighbors Bancshares.

     CLASSIFIED BOARD OF DIRECTORS. Neighbors Bancshares' bylaws provide that our board of directors will be divided into three classes. Our directors will serve staggered terms, meaning that one-third of our directors will be elected each year at our annual meeting. As a result, unless the existing directors were to resign, it would take at least two annual meetings of shareholders to replace a majority of our directors.

INDEMNIFICATION

     Neighbors Bancshares' articles of incorporation and bylaws contain indemnification provisions which provide that directors and officers of Neighbors Bancshares (collectively, the "insiders") will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding to which the insider was made a party because he or she was a director or officer of Neighbors Bancshares.

     When a case or dispute is settled or otherwise not determined on its merits, the indemnification provisions provide that Neighbors Bancshares will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider acted in a manner he or she in good faith believed to be in or not opposed to the best interests of Neighbors Bancshares and, in case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Neighbors Bancshares' board of directors, its shareholders or independent legal counsel determines whether the insider has met the applicable standard of conduct in each specific case.

     Neighbors Bancshares' articles of incorporation and bylaws also provide that the indemnification rights contained in the articles of incorporation and bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. Neighbors Bancshares can also provide for greater indemnification than is provided in the articles of incorporation and bylaws if it chooses to do so, subject to approval by its shareholders. Neighbors Bancshares may not, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under "-Limitation of Liability" below.

     The indemnification provisions of the bylaws specifically provide that Neighbors Bancshares may purchase and maintain insurance on behalf of any insider against any liability asserted against and incurred by him or her in his or her capacity as an insider, whether or not Neighbors Bancshares would have had the power to indemnify against the liability.

     Neighbors Bancshares is not aware of any pending or threatened action, suit or proceeding involving any of its insiders for which indemnification from Neighbors Bancshares may be sought.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIMITATION OF LIABILITY

     Article 6 of Neighbors Bancshares' articles of incorporation eliminates, with some exceptions, the potential personal liability of a director for monetary damages to Neighbors Bancshares and to its shareholders for breach of a duty as a director. There is no elimination of liability for the following:

     - a breach of duty involving appropriation of a business opportunity of Neighbors Bancshares;

     - an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

     - a transaction from which the director derives an improper material tangible personal benefit; or

     - any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code.

     Article 6 does not eliminate or limit the right of Neighbors Bancshares or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

     The Georgia Business Corporation Code allows Georgia corporations to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. As a result, Neighbors Bancshares included Article 6 in its articles of incorporation to encourage qualified individuals to serve and remain as directors of Neighbors Bancshares. While Neighbors Bancshares has not experienced any problems in locating directors, it could experience difficulty in the future as its business activities increase and diversify. Neighbors Bancshares also adopted Article 6 to enhance its ability to secure liability insurance for its directors at a reasonable cost. Neighbors Bancshares intends to obtain liability insurance covering actions taken by its directors in their capacities as directors. The board of directors believes that Article 6 will enable Neighbors Bancshares to secure this insurance on terms more favorable than if it were not included in the articles of incorporation.

SHAREHOLDER ACTION UPON MAJORITY WRITTEN CONSENT.

     Neighbors Bancshares' articles of incorporation provide that any action required by law or by the bylaws of Neighbors Bancshares to be taken at a meeting of the shareholders of Neighbors Bancshares, and any action which may be taken at such a meeting, may be taken without a meeting, if written consent, setting forth the action so taken, is signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.
Notice of such action without a meeting by less than unanimous written consent shall be given within ten days after taking such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, Neighbors Bancshares will have between 950,000 and 1,200,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except that "affiliates" of Neighbors Bancshares must comply with the resale limitations of Rule 144 under the Securities Act. Rule 144 defines an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Neighbors Bancshares. Affiliates of a company generally include its directors, executive officers and principal shareholders.

     In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

     -    1% of the outstanding shares of common stock; or

     - the average weekly trading volume during the four calendar weeks preceding his or her sale.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Neighbors Bancshares. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates.

     Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.


                           SUPERVISION AND REGULATION

     Both Neighbors Bancshares and Neighbors Bank will be subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that will apply.

NEIGHBORS BANCSHARES

     Since Neighbors Bancshares will own all of the capital stock of Neighbors Bank, it will be a bank holding company under the federal Bank Holding Company Act of 1956. As a result, Neighbors Bancshares will primarily be subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

     ACQUISITIONS OF BANKS. The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

     - acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

     -    acquiring all or substantially all of the assets of any bank; or

     -    merging or consolidating with any other bank holding company.

     Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     Under the Bank Holding Company Act, if adequately capitalized and adequately managed, Neighbors Bancshares or any other bank holding company located in Georgia may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. For example, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated for three years. As a result, no bank holding company may acquire control of Neighbors Bancshares until after the third anniversary of Neighbors Bank's date of incorporation.

     CHANGE IN BANK CONTROL. Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

     - the bank holding company has registered securities under Section 12 of the Securities Exchange Act or

     - no other person owns a greater percentage of that class of voting securities immediately after the transaction.

     PERMITTED ACTIVITIES. Generally, bank holding companies are prohibited under the Bank Holding Company Act, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than:

     -    banking or managing or controlling banks; and

     - an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

     Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

     -    factoring accounts receivable;

     - making, acquiring, brokering or servicing loans and usual related activities;

     -    leasing personal or real property;

     - operating a non-bank depository institution, such as a savings association;

     -    trust company functions;

     -    financial and investment advisory activities;

     -    conducting discount securities brokerage activities;

     - underwriting and dealing in government obligations and money market instruments;

     -    providing specified management consulting and counseling activities;

     -    performing selected data processing services and support services;

     - acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

     -    performing selected insurance underwriting activities.

     Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

     A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

     -    lending, trust and other banking activities;

     - insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;

     -    providing financial, investment or advisory services;

     - issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

     -    underwriting, dealing in or making a market in securities;

     - other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

     - foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

     -    merchant banking through securities or insurance affiliates; and

     -    insurance company portfolio investments.

     To qualify to become a financial holding company, Neighbors Bank and any other depository institution subsidiary of Neighbors Bancshares must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, Neighbors Bancshares must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days' written notice prior to engaging in a permitted financial activity. We currently have no plans to make such an election.

     SUPPORT OF SUBSIDIARY INSTITUTIONS. Under Federal Reserve policy, Neighbors Bancshares is expected to act as a source of financial strength for Neighbors Bank and to commit resources to support Neighbors Bank. This support may be required at times when, without this Federal Reserve policy, Neighbors Bancshares might not be inclined to provide it. In addition, any capital loans made by Neighbors Bancshares to Neighbors Bank will be repaid only after its deposits and various other obligations are repaid in full. In the unlikely event of Neighbors Bancshares' bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of Neighbors Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

NEIGHBORS BANK

     Neighbors Bank will be a commercial bank chartered under the laws of the State of Georgia and will be subject to the supervision, examination and reporting requirements of the Department of Banking and Finance and the FDIC. The Department of Banking and Finance regulates or monitors all areas of a state bank's operations and activities, including reserves, loans, mergers, issuance of securities, payment of dividends, interest rates and establishment of branches.

     The FDIC will insure Neighbors Bank's deposits and will be its primary federal regulator. The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors, acting as a receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC is authorized to examine insured state banks that are not members of the Federal Reserve System to determine their condition for insurance purposes. The FDIC also approves conversions, mergers, consolidations and assumption of deposit liability transactions between insured banks and noninsured banks or institutions to prevent capital or surplus diminution in transactions where the resulting, continued or assuming bank is an insured state bank which is not a member of the Federal Reserve System.

     BRANCHING. Under current Georgia law, Neighbors Bank may open branch offices throughout Georgia with the prior approval of the Department of Banking and Finance. In addition, with prior regulatory approval, Neighbors Bank will be able to acquire branches of existing banks located in Georgia. Neighbors Bank and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. Georgia law, with limited exceptions, currently permits branching across state lines only through interstate mergers.

     Under the Federal Deposit Insurance Act, states may "opt-in" and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects us from an important segment of potential competition. However, because Georgia has elected not to opt-in, our ability to establish a new start-up branch in another state may be limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if their home state has also elected to opt-in. Consequently, until Georgia changes its election, the only way we will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

     PROMPT CORRECTIVE ACTION. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, federal banking regulators have established five capital categories:
(1) well capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized, in which all institutions are placed. The federal banking agencies have also specified by regulation the relevant capital levels for each of the categories.

     Federal banking regulators are required to take specified mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. An institution in any of the undercapitalized categories is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval.

     FDIC INSURANCE ASSESSMENTS. The FDIC has adopted a risk-based assessment system for determining an insured depository institutions' insurance assessment rate. The system that takes into account the risks attributable to different categories and concentrations of assets and liabilities. An institution is placed into one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help repay the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and is set at 1.72 cents per $100 of deposits for the third quarter of 2002.

     As a final resort, the FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

     COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires the appropriate federal regulator, in connection with its examinations of financial institutions within its jurisdiction, to evaluate the record of each financial institution in meeting the credit needs of its local community, including low- and moderate-income neighborhoods. The appropriate federal regulator considers these factors in evaluating mergers, acquisitions and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Neighbors Bank. Banks with aggregate assets of $250 million or less are subject to a Community Reinvestment Act examination only once every 60 months if the bank receives an outstanding rating, once every 48 months if it receives a satisfactory rating and as needed if the rating is less than satisfactory. Additionally, banks are required to publicly disclose the terms of various Community Reinvestment Act-related agreements.

     OTHER REGULATIONS. Interest and other charges collected or contracted for by Neighbors Bank are subject to state usury laws and federal laws concerning interest rates. Neighbors Bank's loan operations are also subject to federal laws applicable to credit transactions, such as the:

     - Federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

     - Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

     - Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

     - Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

     - Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

     - Rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The  deposit operations of Neighbors Bank are subject to the following:

     - the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

     - the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

     CAPITAL ADEQUACY. Neighbors Bancshares and Neighbors Bank will be required to comply with the capital adequacy standards established by the Federal Reserve, in the case of Neighbors Bancshares, and the FDIC, in the case of Neighbors Bank. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies that are substantially similar to those adopted by the FDIC for banks.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risks weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Additionally, the Department of Banking and Finance requires de novo banks to maintain a Tier 1 Capital Ratio of 8% for the first three years of operation. Tier 2 Capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital.

     In addition, the FDIC and Federal Reserve have established minimum leverage ratio guidelines for banks and bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 4% for banks. Bank holding companies generally are also required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for Neighbors Bancshares, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's Tier 1 Capital leverage ratio, after deducting all intangibles and other indicators of capital strength in evaluating proposals for expansion or new activities.

     Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "Supervision and Regulation-Neighbors Bank-Prompt Corrective Action" on page __.

     PAYMENT OF DIVIDENDS. Neighbors Bancshares is a legal entity separate and distinct from Neighbors Bank. The principal sources of Neighbors Bancshares' cash flow, including cash flow to pay dividends to its shareholders, will be dividends that Neighbors Bank will pay to its sole shareholder, Neighbors Bancshares. Statutory and regulatory limitations apply to Neighbors Bank's payment of dividends to Neighbors Bancshares as well as to Neighbors Bancshares' payment of dividends to its shareholders.

     The Department of Banking and Finance will regulate Neighbors Bank's dividend payments and must approve dividend payments that would exceed 50% of Neighbors Bank's net income for the prior year. Our payment of dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

     The payment of dividends by Neighbors Bancshares and Neighbors Bank may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. If, in the opinion of its federal banking regulator, Neighbors Bank were engaged in or about to engage in an unsafe or unsound practice, the federal banking regulator could require, after notice and a hearing, that it cease and desist from its practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that insured banks should generally only pay dividends out of current operating earnings. See "-Prompt Corrective Action" above.

     RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. Neighbors Bancshares and Neighbors Bank are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

     -    a bank's loans or extensions of credit to affiliates;

     -    a bank's investment in affiliates;

     - assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

     - the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

     - a bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

     The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Neighbors Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

     Neighbors Bancshares and Neighbors Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

     Neighbors Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

     PRIVACY. Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

ANTI-TERRORISM LEGISLATION

     In the wake of the tragic events of September 11th, on October 26, 2001, the President signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

     - to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

     - to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

     - to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

     - to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

     Under the USA PATRIOT Act, financial institutions had 180 days from enactment (or until April 25, 2002) to establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

     -    the development of internal policies, procedures and controls;

     -    the designation of a compliance officer;

     -    an ongoing employee training program; and

     -    an independent audit function to test the programs.

     Pursuant to the mandate of the USA PATRIOT Act, the Secretary of the Treasury issued regulations effective April 24, 2002 applicable to financial institutions. Because all federally insured depository institutions are required to have anti-money laundering programs, the regulations provide that a financial institution which is subject to regulation by a "federal functional" is in compliance with the regulations if it complies with the rules of its primary federal regulator governing the establishment and maintenance of anti-money laundering programs.

     In addition, the USA PATRIOT Act authorizes the Secretary of the Treasury to adopt rules increasing the cooperation and information sharing between financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.

     PROPOSED LEGISLATION AND REGULATORY ACTION. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

     EFFECT OF GOVERNMENTAL MONETARY POLICES. Our earnings will be affected by the monetary and fiscal policies of the United States government and its agencies, as well as general domestic economic conditions. The Federal Reserve Board's power to implement national monetary policy has had, and is likely to continue to have, an important impact on the operating results of commercial banks. The Federal Reserve Board affects the levels of bank loans, investments and deposits through its control over the issuance of United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.


                                  LEGAL MATTERS

     Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia will pass upon the validity of the shares of common stock offered by this prospectus for Neighbors Bancshares.

                                     EXPERTS

     Neighbors Bancshares' audited financial statements at June 30, 2002, included in this prospectus have been included in reliance on the report of Porter Keadle Moore, LLP independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.


                             REPORTS TO SHAREHOLDERS

     Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, Neighbors Bancshares will be subject to the reporting requirements of the Securities Exchange Act, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will generally continue through at least December 31, 2002 and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if at the beginning of the year the common stock is held of record by less than 300 persons.

     At any time that Neighbors Bancshares is not a reporting company, it will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Department of Banking and Finance. Neighbors Bancshares' fiscal year ends on December 31. Additionally, Neighbors Bancshares will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.


                             ADDITIONAL INFORMATION

     Neighbors Bancshares has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information with respect to Neighbors Bancshares and the common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may read and copy our Registration Statement and any other materials filed by us with the Securities and Exchange Commission, at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Neighbors Bancshares, that file electronically with the Securities and Exchange Commission.

     Neighbors Bancshares and the organizers have filed various applications with the FDIC, the Federal Reserve Bank of Atlanta and the Department of Banking and Finance. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from Neighbors Bancshares and information in public files and records maintained by the FDIC, the Federal Reserve Bank of Atlanta and the Department of Banking and Finance, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which they can make no assurances. Neighbors Bancshares specifically disaffirms those projections for purposes of this prospectus and cautions you against relying on them for purposes of making an investment decision.

                           NEIGHBORS BANCSHARES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS


                                  JUNE 30, 2002

                 (WITH INDEPENDENT ACCOUNTANT'S REPORT THEREON)

                          INDEX TO FINANCIAL STATEMENTS



Report of Independent Certified Public Accountants . . . . . .  . . . . . .  F-3

Balance Sheet as of June 30, 2002. . . . . . . . . . . . . . . . . . . . .   F-4

Statement of Operations for the Six Months Ended June 30, 2002
and the Period from May 31, 2001 (inception) to June 30, 2002. . . . . . .   F-5

Statement of Changes in Stockholder's Deficit for the Six Months Ended
June 30, 2002 and the Period from May 31, 2001(inception)
to June 30, 2002 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-6

Statement of Cash Flows for the Six Months Ended June 30, 2002
and the Period from May 31, 2001 (inception) to June 30, 2002. . . . . . .   F-7

Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . .   F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To The Board of Directors
Neighbors Bancshares, Inc.


We have audited the accompanying balance sheet of Neighbors Bancshares, Inc. (a development stage corporation) (the "Company") as of June 30, 2002, and the related statements of operations, changes in stockholder's deficit and cash flows for the six months ended June 30, 2002 and the period from May 31, 2001 (inception) to June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neighbors Bancshares, Inc. as of June 30, 2002 and the results of its operations and its cash flows for the six months ended June 30, 2002 and for the period from May 31, 2001 (inception) to June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Neighbors Bancshares, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.




Atlanta, Georgia
August 2, 2002

                           NEIGHBORS BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                                  BALANCE SHEET

                                  JUNE 30, 2002


                                     Assets
                                     ------

Cash                                                                  $  21,235

Other assets                                                             25,000
                                                                      ----------

                                                                      $  46,235
                                                                      ==========

                      Liabilities and Stockholder's Deficit
                      -------------------------------------

Line of credit                                                        $ 200,000
Advances from organizers                                                135,500
                                                                      ----------

     Total liabilities                                                  335,500
                                                                      ----------

Stockholder's deficit:
   Preferred stock, no par value, 10,000,000 shares
     authorized; no shares issued and outstanding                             -
   Common stock, $.50 par value, 10,000,000 shares authorized;
     1 share issued and outstanding                                           1
   Additional paid-in capital                                                 9
   Deficit accumulated during the development stage                    (289,275)
                                                                      ----------

     Total stockholder's deficit                                       (289,265)
                                                                      ----------

                                                                      $  46,235
                                                                      ==========


See accompanying notes to financial statements and independent accountants' report.

                           NEIGHBORS BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                             STATEMENT OF OPERATIONS

           FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND THE PERIOD FROM
                    MAY 31, 2001 (INCEPTION) TO JUNE 30, 2002



                                          Six Months Ended   Cumulative Through
                                           June 30, 2002        June 30, 2002
                                         ------------------  -------------------
Expenses:

      Legal and consulting               $          80,000              167,500
      Salaries and benefits                         65,746               65,746
      Interest expense                               3,966                5,321
      Rental expense                                 4,104               10,102
      Other expenses                                29,839               40,606
                                         ------------------  -------------------

         Total expenses                            183,655              289,275
                                         ------------------  -------------------

            Net loss                     $        (183,655)            (289,275)
                                         ==================  ===================


See accompanying notes to financial statements and independent accountants' report.

                             NEIGHBORS BANCSHARES, INC.
                          (A DEVELOPMENT STAGE CORPORATION)

                    STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT

             FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND THE PERIOD FROM
                      MAY 31, 2001 (INCEPTION) TO JUNE 30, 2002



                                                               Deficit
                                                             Accumulated
                                                 Additional   During the
                                        Common    Paid In    Development
                                        Stock     Capital       Stage        Total
                                       --------  ----------  ------------  ---------
Issuance of common stock to organizer  $      1           9            -         10

Net loss                                      -           -     (105,620)  (105,620)
                                       --------  ----------  ------------  ---------

Balance, December 31, 2001                    1           9     (105,620)  (105,610)

Net loss                                      -           -     (183,655)  (183,655)
                                       --------  ----------  ------------  ---------

Balance, June 30, 2002                 $      1           9     (289,275)  (289,265)
                                       ========  ==========  ============  =========


See accompanying notes to financial statements and independent accountants' report.

                                      NEIGHBORS BANCSHARES, INC.
                                  (A DEVELOPMENT STAGE CORPORATION)

                                       STATEMENT OF CASH FLOWS

                      FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND THE PERIOD FROM
                              MAY 31, 2001 (INCEPTION) TO JUNE 30, 2002


                                                               Six Months Ended   Cumulative Through
                                                                June 30, 2002        June 30, 2002
                                                              ------------------  -------------------
Cash flows from operating activities, consisting of net loss  $        (183,655)            (289,275)
                                                              ------------------  -------------------

Cash flows from investing activities, consisting of earnest
  money paid on land                                                          -              (25,000)
                                                              ------------------  -------------------

Cash flows from financing activities:
    Proceeds from line of credit                                        100,000              200,000
    Proceeds from advances from organizers                               30,000              135,500
    Proceeds from issuance of stock                                          10                   10
                                                              ------------------  -------------------

        Net cash provided by financing activities                       130,010              335,510
                                                              ------------------  -------------------

Net increase in cash                                                    (53,645)              21,235

Cash at beginning of period                                              74,880                    -
                                                              ------------------  -------------------

Cash at end of period                                         $          21,235               21,235
                                                              ==================  ===================

Supplemental disclosure of amounts paid for interest          $           3,966                5,321


See accompanying notes to financial statements and independent accountants' report.

                           NEIGHBORS BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

(1)  ORGANIZATION
     ------------
     Neighbors Bancshares, Inc. (the "Company") was incorporated for the purpose of becoming a bank holding company. The Company intends to acquire 100% of the outstanding common stock of Neighbors Bank (the "Bank") (Proposed), which will operate in north Fulton County in the metropolitan Atlanta, Georgia area. The organizers of the Bank filed an application to charter the Bank with the Georgia Department of Banking and Finance on May 9, 2002. Also on May 9, 2002, the organizers filed an application with the Federal Deposit Insurance Corporation for insurance on the deposits of the Bank. Provided that the application is timely approved and necessary capital is raised, it is expected that operations will commence in the fourth quarter of 2002.

     Operations through June 30, 2002 relate primarily to expenditures by the organizers for incorporating and organizing the Company. All expenditures by the organizers are considered expenditures of the Company.

     The Company plans to raise between $9,500,000 and $12,000,000 through an offering of its common stock at $10.00 per share, of which at least $9,000,000 will be used to capitalize the Bank. The organizers and directors expect to subscribe for a minimum of approximately $1,945,000 (194,500 shares) of the Company's stock.

     In connection with the Company's formation and initial offering, warrants to purchase shares of common stock at $10.00 per share will be issued to the organizers. Each organizer will be awarded one warrant for each share purchased. However, the total warrants issued will not exceed 360,000. The warrants are exercisable on each of the three succeeding anniversaries of the date of the close of the initial offering and expire ten years after the date of grant. The Company will reserve up to 240,000 shares of its common stock for issuance under a stock option plan.

(2)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
     ----------------------------------------------
     ORGANIZATION COSTS
     Costs incurred for the organization of the Company and the Bank (consisting principally of legal, accounting, consulting and incorporation fees) are being expensed as incurred.

     DEFERRED OFFERING EXPENSES
     Costs incurred in connection with the stock offering, consisting of direct, incremental costs of the offering, are being deferred and will be offset against the proceeds of the stock sale as a charge to additional paid in capital.

     PRE-OPENING EXPENSES
     Costs incurred for overhead and other operating expenses are included in the current period's operating results.

     PROFORMA NET LOSS PER COMMON SHARE
     Proforma net loss per common share is calculated by dividing net loss by the minimum number of common shares (950,000), which would be outstanding should the offering be successful, as prescribed in Staff Accounting Bulletin Topic 1:B. The proforma net loss per share for the six months ended June 30, 2002 was $.19 per share and the proforma net loss per share for the period from May 31, 2001 (inception) through June 30, 2002 was $.30.

                           NEIGHBORS BANCSHARES, INC.
                        (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     -----------------------------------------------------
     INCOME TAXES
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

(3)  LIQUIDITY AND GOING CONCERN CONSIDERATIONS
     ------------------------------------------
     The Company incurred a net loss of $289,275 for the period from May 31, 2001 (inception) to June 30, 2002. At June 30, 2002, liabilities exceeded assets by $289,265.

     At June 30, 2002, the Company is funded by advances from the organizers and a line of credit from a bank. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

     To provide permanent funding for its operation, the Company is currently offering between 950,000 and 1,100,000 shares of its $.50 par value common stock at $10.00 per share in an initial public offering. Costs related to the organization and registration of the Company's common stock will be paid from the gross proceeds of the offering. The share issued, which is outstanding at June 30, 2002, will be redeemed concurrently with the consummation of the offering.

(4)  LINE  OF  CREDIT
     ----------------
     Organization, offering and pre-opening costs incurred prior to the opening for business will be funded under a $500,000 line of credit. The terms of the existing line of credit, which is guaranteed by the organizers, include a maturity of September 24, 2002 and interest, payable quarterly, calculated at the prime interest rate.

(5)  ADVANCES  FROM  ORGANIZERS
     --------------------------
     As of June 30, 2002, the organizers of the Company have advanced $135,500 to the Company. These advances are unsecured, non-interest-bearing and will be repaid with proceeds from the initial offering.

(6)  PREFERRED  STOCK
     ----------------
     Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

                           NEIGHBORS BANCSHARES, INC.
                              (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(7)  COMMITMENTS AND RELATED PARTY TRANSACTIONS
     ------------------------------------------
     The Company has entered into an employment agreement with its President and Chief Executive Officer, providing for an initial term of three years. The agreement provides for a base salary, an incentive bonus based on the Company's performance, restricted stock and other perquisites commensurate with his employment.

     The Company has entered into an employment agreement with its Chief Financial Officer, providing for an initial term of three years. The agreement provides for a base salary, restricted stock and other perquisites commensurate with his employment.

     In connection with the Company's formation and initial offering, restricted stock awards will be issued to the Company's Chief Executive Officer, Chief Financial Officer and Senior Lending Officer (collectively, "Senior Management"). An amount of restricted shares equal to eight percent of the shares issued in the initial offering will be awarded to Senior Management. These shares will vest equally over a three-year period and will be forfeited if the member of Senior Management terminates his employment for any reason during the vesting period. Additionally, an amount of restricted shares equal to two percent of the shares issued in the initial offering will be awarded to the Company's Chief Executive Officer. These shares will vest based on the achievement of certain performance goals.

     The Company has entered into an agreement with a company that is owned by one of the organizers of the Company for consulting services assisting in organizing the Bank. The Company has committed to pay a total of $150,000 for these services, of which $137,500 has been paid as of June 30, 2002. The Company is also paying rent to this affiliated company at the rate of $800 per month on a month-to-month basis.

     The Company has entered into an agreement with a consultant to provide assistance to the directors of the Company in raising capital and to provide marketing services. The Company has agreed to pay a total of $67,500 for these services and will pay a performance bonus to the consultant ranging from $50,000 to $75,000 if the initial offering is completed within certain timeframes. No amounts have been paid or accrued for these services as of June 30, 2002.

     The Company has entered into an agreement to purchase land for $1,400,000 on which it will build its main banking facility. The Company has deposited $25,000 with a broker related to this purchase.

     The Company has entered into an agreement to purchase a modular bank building that will serve as the Bank's temporary banking facility. The purchase price for this modular bank building is $57,000.

                           NEIGHBORS BANCSHARES, INC.
                              (A DEVELOPMENT STAGE CORPORATION)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

(8)  INCOME TAXES
      ------------
     The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at June 30, 2002:

       Deferred tax asset relating to pre-opening expenses         $    107,903
       Deferred tax asset relating to operating loss carryforward         2,022
          Less valuation allowance                                     (109,925)
                                                                   -------------

          Net deferred taxes                                       $          -
                                                                   =============

The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

                                                                      APPENDIX A
                                                                      ----------

                             SUBSCRIPTION AGREEMENT

Neighbors Bancshares, Inc.
11285 Elkins Road
Building E
----------
Roswell, Georgia  30076-5836

Ladies and Gentlemen:

     I hereby subscribe to purchase the number of shares of common stock (the "Shares") of Neighbors Bancshares, Inc. (the "Company") indicated below.

     I have received a copy of the Company's prospectus, dated ________ __, 2002. In connection with my purchase of the Shares, I understand and agree as follows:

     (1) My purchase of the Company's common stock involves significant risk, as described under "Risk Factors" in the prospectus.

     (2) No federal or state agency has made any finding or determination regarding the fairness of the Company's offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

     (3) THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     I am enclosing a check in the amount of $10.00 multiplied by the number of shares I wish to buy. My check is made payable to "The Bankers Bank - Escrow Account for Neighbors Bancshares, Inc."

     THIS SUBSCRIPTION AGREEMENT IS FINAL, BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 950,000 shares of common stock or fail to receive approval from the Georgia Department of Banking and Finance to open the Bank, the escrow agent will promptly return all subscription proceeds to me, with any interest earned.



NUMBER OF SHARES                            __________________________________
(MINIMUM 500 SHARES):     _______
                                            __________________________________
TOTAL SUBSCRIPTION PRICE                    PLEASE PRINT OR TYPE EXACT
(AT $10.00 PER SHARE):    _______           NAME(S) IN WHICH UNDERSIGNED
                                            DESIRES SHARES TO BE REGISTERED

     Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

_____________________________      _____________________________
DATE
                                   _____________________________
                                   SIGNATURE(S)*


PRINT ADDRESS:                     _____________________________
_____________________________      PLEASE INDICATE FORM OF OWNERSHIP YOU
_____________________________      DESIRE FOR THE SHARES ([_]IVIDUAL,
_____________________________      [_] JOINT TENANTS WITH RIGHT OF SURVIVORSHIP,
                                   [_] TENANTS IN COMMON, [_] TRUST,
                                   [_] CORPORATION, [_] PARTNERSHIP,
                                   [_] CUSTODIAN, ETC.)


_____________________________      _____________________________
AREA CODE AND TELEPHONE NO.        SOCIAL SECURITY OR FEDERAL TAXPAYER
                                   IDENTIFICATION NO.




TO BE COMPLETED BY THE COMPANY

     Accepted as of ______________ ___, 200__, as to ______________ shares.


NEIGHBORS BANCSHARES, INC.


By:  ___________________________
     Signature

     ___________________________
     Print Name

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate mane by president or other authorized officer. In case of joint tenants, each joint owner must sign.

================================================================================

     Prospective investors may rely only on the information contained in this prospectus. No one has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.
                            _________________________

            TABLE OF CONTENTS

                                     Page
                                     ----
SUMMARY . . . . . . . . . . . . . .     1
RISK FACTORS. . . . . . . . . . . .     6          NEIGHBORS
CAUTION REGARDING FORWARD                       BANCSHARES, INC.
  LOOKING STATEMENTS. . . . . . . .    10
THE OFFERING. . . . . . . . . . . .    11
USE OF PROCEEDS . . . . . . . . . .    13    A PROPOSED BANK HOLDING
CAPITALIZATION. . . . . . . . . . .    14         COMPANY FOR
DIVIDENDS . . . . . . . . . . . . .    16
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND PLAN OF OPERATIONS. . . . . .    16        NEIGHBORS BANK
PROPOSED BUSINESS . . . . . . . . .    18      (IN ORGANIZATION)
MANAGEMENT. . . . . . . . . . . . .    25
EXECUTIVE COMPENSATION. . . . . . .    30
RELATED PARTY TRANSACTIONS. . . . .    35      MINIMUM OF 950,000
DESCRIPTION OF CAPITAL STOCK. . . .    37       MAXIMUM 1,200,000
SELECTED PROVISIONS OF THE ARTICLES          SHARES OF COMMON STOCK
  OF INCORPORATION, AS AMENDED AND
  RESTATED, AND BYLAWS. . . . . . .    38
SHARES ELIGIBLE FOR FUTURE SALE . .    41        -------------
SUPERVISION AND REGULATION. . . . .    41
LEGAL MATTERS . . . . . . . . . . .    50          PROSPECTUS
EXPERTS . . . . . . . . . . . . . .    51
REPORTS TO SHAREHOLDERS . . . . . .    51        -------------
ADDITIONAL INFORMATION. . . . . . .    51
FINANCIAL REPORT. . . . . . . . . .   F-1       _______ __, 2002
SUBSCRIPTION AGREEMENT. . . . . . .   A-1


Until _________, 2002 (40 days after the date of this prospectus), all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. _____________ __, 2002

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Consistent with the applicable provisions of the laws of Georgia, the Registrant's bylaws provide that the Registrant shall indemnify its directors and officers against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made (1) by the board of directors of the Registrant, (2) in specified circumstances, by independent legal counsel in a written opinion or
(3) by the affirmative vote of a majority of the shares entitled to vote, but shares owned by or are under voting control of directors who are at the time parties to the proceeding may not vote on the determination.

     In addition, the Registrant's articles of incorporation, as amended and restated, subject to exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no release of liability for (1) a breach of duty involving appropriation of a business opportunity of the Registrant, (2) an act or omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The articles of incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's common stock, $0.50 par value, are as follows:

     Securities and Exchange Commission Registration Fee  $ 15,000
     Registrant's Legal Fees and Expenses. . . . . . . .    35,000
     Consulting Fees . . . . . . . . . . . . . . . . . .   142,000
     Printing and Engraving Expenses . . . . . . . . . .    10,000
     Accounting Fees and Expenses. . . . . . . . . . . .     3,000
     Miscellaneous . . . . . . . . . . . . . . . . . . .    45,000
                                                          --------
           Total . . . . . . . . . . . . . . . . . . . .  $250,000
                                                          ========


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     On August 20, 2002 the Registrant issued to Phil Baldwin, in a private placement, one share of the Registrant's common stock, $0.50 par value, for an aggregate price of $10.00 in connection with the organization of Neighbors Bancshares. The sale to Mr. Baldwin was exempt from registration under the Securities Act pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

ITEM 27.  EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION
------    -----------

3.1       Articles of Incorporation, as Amended and Restated
3.2       Bylaws
4.1       Specimen Common Stock Certificate
4.2 See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Articles of Incorporation and Bylaws defining rights of holders of the Common Stock
5.1       Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP dated
          August 21, 2002
10.1 Lot/Land Purchase and Sale Agreement by and between Neighbors Bancshares, Inc. and Duluth Thompson Associates, dated February 22, 2002 (contract for main office property)
10.2 Engagement Letter for consulting services by and between Neighbors Bancshares, Inc. and Sedona Bank Consultants, Inc., dated October 5, 2001
10.3 Consulting Agreement by and between Neighbors Bancshares, Inc. and Southeast Financial Holdings, Inc.
10.4 Form of Escrow Agreement by and between Neighbors Bancshares, Inc. and The Bankers Bank
10.5 Promissory Note dated September 24, 2001 executed by Neighbors Bancshares, Inc. in favor of The Bankers Bank and form of Commercial Guaranty
10.6      Form of Neighbors Bancshares, Inc. Organizers' Warrant Agreement*
10.7      Neighbors Bancshares, Inc. 2002 Stock Incentive Plan*
10.8 Form of Employment Agreement by and between Neighbors Bank (In Organization), Neighbors Bancshares, Inc. and Phil Baldwin*
10.9 Form of Employment Agreement by and between Neighbors Bank (In Organization), Neighbors Bancshares, Inc. and Richard E. Eason, Sr.*
10.10 Form of Neighbors Bancshares, Inc. Restricted Stock Agreement (Performance-Based Vesting)*
10.11 Form of Neighbors Bancshares, Inc. Restricted Stock Agreement (Time-Based Vesting)*
23.1      Consent of Porter Keadle Moore, LLP dated August 21, 2002
23.2      Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in
          Exhibit 5.1)
24.1 Power of Attorney (appears on the signature pages to the Registration Statement on Form SB-2)
99.1      Subscription Agreement (see Appendix A of the Prospectus)

*     Indicates a compensatory plan or contract.

ITEM 28.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes as follows:

     (a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which,
                    individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Roswell, State of Georgia, on August 21, 2002.

                                      NEIGHBORS BANCSHARES, INC.


                                      By:  /s/ Phil Baldwin
                                           -------------------------------------
                                           Phil Baldwin
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this Registration Statement constitutes and appoints Phil Baldwin and Richard E. Eason, Sr., or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

        SIGNATURE                    TITLE                  DATE
-------------------------  --------------------------  ---------------


/s/ Phil Baldwin           President, Chief Executive
-------------------------  Officer and Director*       August 21, 2002
Phil Baldwin



/s/ Richard E. Eason, Sr.  Chief Financial Officer,
-------------------------  Treasurer and Director**    August 21, 2002
Richard E. Eason, Sr.



/s/ Charles E. Hoff        Director                    August 21, 2002
-------------------------
Charles E. Hoff

        SIGNATURE                    TITLE                  DATE
-------------------------  --------------------------  ---------------


                           Director                    _________, 2002
-------------------------
Michael S. Holmes



/s/ Barbara H. Lebow       Secretary, General Counsel
-------------------------  and Director                August 21, 2002
Barbara H. Lebow



/s/ Eduardo Montana, Sr.   Director                    August 21, 2002
-------------------------
Eduardo Montana, Sr.



/s/ Benjamin H. Schnell    Director                    August 21, 2002
-------------------------
Benjamin H. Schnell



/s/ James R. Williams      Chair, Board of Directors   August 21, 2002
-------------------------
James R. Williams


*  Principal executive officer.
** Principal financial and accounting officer.